SUBSCRIPTION AND SUPPORT AGREEMENT

BETWEEN:

HEXAGON AB, a corporation incorporated under the laws of Sweden,

(hereinafter called “Acquiror”)

- and -

NOVATEL INC., a corporation incorporated under the laws of Canada

(hereinafter called the “Corporation”)

OCTOBER 8, 2007

i

ii

SCHEDULES
Schedule A	Conditions
Schedule B	Convertible Debenture

iii

THIS SUBSCRIPTION AND SUPPORT AGREEMENT made as of the 8th day of October, 2007

BETWEEN:

HEXAGON AB, a corporation incorporated under the laws of Sweden, (hereinafter called “Acquiror”)

- and -

NOVATEL INC., a corporation incorporated under the laws of the Canada, (hereinafter called the “Corporation”)

RECITALS

WHEREAS:

1.                              Acquiror has proposed to subscribe for Placement Shares and the Convertible Debenture;

2.                              Acquiror is prepared to make, or cause a direct or indirect wholly-owned subsidiary to make, an offer by way of take-over bid to acquire all of the outstanding common shares in the capital of the Corporation, including any and all common shares issued or issuable upon the exercise of any Options or other securities in the capital of the Corporation; and

3.                              the board of directors of the Corporation has determined, after receiving outside legal and financial advice, that each of the Private Placement and the Offer is in the best interests of the Corporation and to co-operate with Acquiror, to take all reasonable action to support the Offer and to unanimously recommend acceptance of the Offer to its shareholders, all on the terms and subject to the conditions of this Agreement;

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1   Definitions

In this Agreement, unless the context otherwise requires, the following terms have the meanings specified:

“Acquisition Proposal” means a proposal or offer by any Person, whether or not subject to conditions and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or more than 20% of the assets of the Corporation or any Subsidiary of the Corporation or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of the Corporation, whether by means of an arrangement or amalgamation, a merger, consolidation, joint venture, partnership or other business combination, a sale of shares or assets, a take-over bid, tender offer or exchange offer, or any other transaction involving the Corporation or any Subsidiary of the Corporation, including, without limitation, any single or multi-step transaction or series of related transactions structured to permit such Person to acquire beneficial ownership of all or a material portion of the assets of the Corporation or any Subsidiary of the Corporation or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of the Corporation (other than the transactions contemplated hereby);

“Act” means the Canada Business Corporations Act;

“affiliate” has the meaning set forth in the Securities Act (Alberta);

“Agreement”, “this Agreement”, “hereby”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules to this Agreement;

“Benefit Plan” means each of the following that is sponsored, maintained or contributed to by the Corporation or Subsidiary, has been so sponsored, maintained or contributed to within six years prior to the date hereof, or with respect to which the Corporation or any Subsidiary has any direct or indirect liability, each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other benefit plan, agreement, arrangement, program, practice, or understanding for the benefit of active, former or retired employees, officers or directors of the Corporation or any of its Subsidiaries but, in any case, excluding statutory or common law requirements;

“Board of Directors” means the board of directors of the Corporation as constituted from time to time;

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Calgary, Alberta or New York, New York are authorized or obligated by law or executive order to be closed;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder;

“Condition Satisfaction Date” means the date of receipt by counsel to the Corporation and counsel to Acquiror of a written interpretive letter from the Exchange providing for the approval of the issuance of the Placement Shares and the Shares issuable upon the conversion of the Convertible Debenture and the acknowledgement of the Exchange that the transactions contemplated in Article 4 to occur on the Placement Placement Closing Date and the Offer do not require approval of the Shareholders under NASDAQ Market Place Rule 4350(i)(1)(B);

“Conditional Option Exercise” has the meaning set forth in section 2.6;

“Confidentiality Agreement” means the confidentiality agreement made effective as of September 27, 2007, as amended, between Acquiror and the Corporation;

“Convertible Debenture” means the convertible debenture in the principal amount of $38,202,250 in the form attached hereto as Schedule B;

“diluted basis” means, with respect to the number of outstanding Shares at any time, such number of outstanding Shares calculated assuming that all outstanding in-the-money Options and other rights to acquire Shares are exercised, including pursuant to the Convertible Debenture;

“Directors’ Circular” means the directors’ circular, together with Schedule 14D-9, to be issued in connection with the Offer pursuant to Securities Laws;

“Disclosure Letter” means the letter delivered by the Corporation to Acquiror on the date of this Agreement, in each case referencing the section of this Agreement in respect of which disclosure is being made;

“Effective Time” means the time of the appointment or election to the Board of Directors of persons designated by Acquiror pursuant to section 2.4;

“Employee Obligations” means any obligations or liabilities of the Corporation or any Subsidiary of the Corporation to pay (in the past, present or future and whether or not on condition) any amount to, or on behalf of, any officer, director, consultant or employee (other than for salary, bonuses under existing bonus arrangements and directors’ fees, in each case in the ordinary and regular course of business consistent with past practice and obligations or liabilities in respect of insurance or indemnification contemplated in Article 5) and, without limitation, includes any obligations of the Corporation or any of its Subsidiaries to directors, officers or employees for: (i) severance or termination payments on or in connection with a change of control of the Corporation or any of its Subsidiaries pursuant to any agreement or policy; (ii) retention bonus payments pursuant to any retention bonus agreement or policy; and (iii) payments with respect to any share appreciation rights, participating performance units or similar plans, if any;

“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest or trust, royalty, carried, working, participation or net profits interest or other third party interest or restriction of any nature (including any restriction on voting, transfer, use, receipt of income or other attribute of ownership) and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Claim” means any claim, loss, cost, expense, liability, penalty or damage arising, incurred or otherwise asserted pursuant to any Environmental Law;

“Environmental Laws” means any and all applicable laws and all international treaties and agreements, now in existence in Canada or the United States (whether federal, provincial, state or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, the Environmental Protection and Enhancement Act (Alberta), and the Canadian Environmental Protection Act; and all similar laws of any Governmental Entity having jurisdiction over the Corporation or any Subsidiary or their properties or operations, and all amendments to such laws and all regulations implementing any of the foregoing;

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any competent authority under Environmental Laws;

“Exchange” means NASDAQ;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

“Expiry Time” means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;

“Fee Event” has the meaning set forth in section 3.6;

“Financial Statements” means, collectively, the audited consolidated balance sheets as of December 31, 2006 and December 31, 2005 and related consolidated statements of operations, shareholders’ equity and cash flows of the Corporation for the fiscal years ending December 31, 2006 and December 31, 2005, and the unaudited consolidated balance sheets as of June 30, 2007 and June 30, 2006 and consolidated statements of income and cash flows for the periods ended June 30, 2007 and June 30, 2006, in each case as set forth in the Public Record;

“GAAP” means generally accepted accounting principles in Canada;

“governing documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such Person;

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (including the Securities Authorities),  (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the above;

“Hazardous Material” means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law including, without limitation, any contaminant (as defined in the Environmental Protection and Enhancement Act (Alberta)), toxic substance (as defined in the Canadian Environmental Protection Act), dangerous goods (as defined in the Transportation of Dangerous Goods Act (Canada) or pollutant or any other substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

“in-the-money” means, in respect of Options, such of them as have an exercise price per Share less than the Purchase Price;

“in writing” means, where used to refer to communications from the Corporation to Acquiror, written information including documents, files, records, books and other materials made available, delivered or produced to Acquiror by or on behalf of the Corporation in the course of conducting its due diligence review in respect of the Corporation and its Subsidiaries between the date of the Confidentiality Agreement and the date of this Agreement;

“Information Circular” has the meaning set forth in section 2.5;

“Initial Expiry Time” means 5:00 p.m. (Calgary, Alberta time) on the first Business Day which falls after the 35th calendar day following the day of the mailing of the Offer Documents (where the first day of this period is the day immediately following the day of mailing);

“IRS” means the United States Internal Revenue Service;

“laws” means all statutes, regulations, statutory rules, principles of common law, orders, judgments, decrees, codes and terms and conditions of any grant of approval, permission, authority, permit or license of any Governmental Entity, or self-regulatory authority (including the Securities Authorities), including the Securities Laws;

“Material Adverse Change” means any change (or changes in the aggregate), or any condition or event or development involving a prospective change, in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities or privileges, whether contractual or otherwise, of the Corporation or any of its Subsidiaries which is materially adverse to the business, operations, assets or financial condition of the Corporation, considered as a whole, other than any matter, action, effect or change relating to or resulting from: (i) this Agreement (except for the purposes of Section 7.1(c) or Section 7.1(d)) or the announcement of the transactions contemplated hereby; (ii) any conditions affecting as a whole any industries in which the Corporation or any of its Subsidiaries operate, including changes in laws or

GAAP; (iii) general economic, financial, interest, currency exchange, securities or commodity market conditions in Canada or the United States; (iv) any changes arising from matters consented to or approved in writing by the Acquiror or expressly permitted under this Agreement; (v) changes in the market price of the Shares; (vi) any natural disaster, act of God, act of terrorism or outbreak or escalation of hostilities or armed conflict; or (vii) as provided in the Disclosure Letter;

“Material Adverse Effect” means, where used in relation to the Corporation or its Subsidiaries and a fact, transaction or circumstance, such fact, transaction or circumstance (together with all other facts or circumstances) has or is reasonably expected to: (i) have a material adverse effect on the business, operations, results of operations, assets, capitalization, condition (financial or otherwise), licenses, permits, concessions, rights, liabilities (contingent or otherwise) or privileges, whether contractual or otherwise, of the Corporation and its Subsidiaries, considered as a whole, other than any matter, action, effect or change relating to or resulting from: (A) this Agreement (except for the purposes of Section 7.1(c) or Section 7.1(d)) or the announcement of the transactions contemplated hereby; (B) any conditions affecting as a whole any industries in which the Corporation or any of its Subsidiaries operate, including changes in laws or GAAP; (C) general economic, financial, interest, currency exchange, securities or commodity market conditions in Canada or the United States; (D) any changes arising from matters consented to or approved in writing by the Acquiror or expressly permitted under this Agreement; (E) changes in the market price of the Shares; (F) any natural disaster, act of God, act of terrorism or outbreak or escalation of hostilities or armed conflict; or (G) as provided in the Disclosure Letter; (ii) prevent, materially delay or materially affect the consummation of the transactions contemplated hereby; or (iii) materially adversely affect the ability of the Corporation to perform its obligations hereunder;

“Material Contract” has the meaning set forth in Section 7.1(j);

“material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of the Shares;

“Minimum Condition” means the condition set forth in paragraph (a) of Schedule A;

“Minimum Required Shares” means at least that number of the outstanding Shares required pursuant to the Minimum Condition unless Acquiror shall have waived the Minimum Condition in which case “Minimum Required Shares” means that number of the outstanding Shares, not less than that number as will, excluding Shares owned by Acquiror or affiliates of Acquiror, equal 50.1% of the outstanding Shares, which Acquiror takes up on the Take-up Date;

“misrepresentation” includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

“Offer” has the meaning set forth in section 2.1(a);

“Offer Documents” has the meaning set forth in section 2.1(b);

“Options” means the options to acquire Shares outstanding under the Stock Option Plans and any other rights to acquire Shares other than pursuant to LTIP Entitlements;

“Outside Date” means that date 120 days following the day of the mailing of the Offer Documents, or such later date as the Corporation and Acquiror may agree;

“Permitted Encumbrances” means: (i) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and any statutory exceptions to title; (ii) inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of real or personal property; (iii) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real property (including, without limitation, easements, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables); (iv) liens for Taxes in respect of real property not yet due and payable; (v) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real property; (vi) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including without limitation subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements; and (vii) such other imperfections or irregularities of title or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; which in the case of (iii), (v) and (vi), do not materially impair the use of the applicable real property subject thereto as such property is being used at the date hereof;

“Person” includes an individual, partnership, trust, firm, body corporate, government, Governmental Entity, unincorporated body of persons or association;

“Placement Closing” means the delivery, on the Placement Closing Date, of the Shares and the Convertible Debenture and the payment of the Placement Purchase Price and the delivery of the other certificates and documents required by Sections  4.6 and 4.7;

“Placement Closing Date” means 8 a.m. (Calgary, Alberta time) on that date which is one Business Day following the Condition Satisfaction Date, or such other date as is mutually agreed in writing by the Parties;

“Placement Deadline” means November 1, 2007 or such later date as Acquiror may determine not later than December 1, 2007;

“Placement Purchase Price” means $85,895,450;

“Placement Shares” means the 953,864 Shares;

“Pre-Acquisition Reorganization” has the meaning set forth in section 6.5;

“Private Placement” means the subscription for and purchase by Acquiror of the Placement Shares and Convertible Debenture contemplated in Article 4;

“Public Record” has the meaning set forth in section 7.1(g)(i);

“Purchase Price” has the meaning set forth in section 2.1(a);

“Real Property” has the meaning set forth in section 7.1(n);

“Regulatory Approvals” means all approvals, consents and authorizations of all Governmental Entities and other regulators (including the Exchange) reasonably necessary or desirable in connection with the Offer and the other transactions contemplated hereby;

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, discarding, abandoning, emptying, pouring, placing, escape, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property;

“Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

“RSUs” means the Corporation’s outstanding restricted share units;

“Sarbanes—Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder;

“Schedule 14D-9” has the meaning set forth in section 2.3(i);

“Schedule TO” has the meaning set forth in section 2.1(b);

“Second Stage Transaction” has the meaning set forth in section 2.4;

“Securities Authorities” means, collectively, the Exchange and the appropriate securities commission or similar regulatory authority in Canada and each of the provinces and territories thereof and the Securities and Exchange Commission in the United States and the securities commission or similar regulatory authority of each of the states thereof;

“Securities Laws” means, collectively, all applicable Canadian provincial and territorial corporate and securities laws, United States securities laws, the “blue sky” or securities laws of the states of the United States and any other applicable laws, together with any and all risks, regulations or policies published and/or promulgated thereunder;

“Shareholders” means the holders of Shares from time to time;

“Shares” means common shares in the share capital of the Corporation;

“Stock Options Plans” means, collectively, the NovAtel Inc. Employee Stock Option Plan, the NovAtel Inc. Directors’ Stock Option Plan, the NovAtel Inc. 2007 Equity Incentive Plan and all predecessor stock option plans of the Corporation;

“Subsidiary” has the meaning set forth in the Act and, in respect of the Corporation, includes (without limitation) NovAtel Europe Limited, NovAtel Australia Pty Ltd., NovAtel America, Inc., Antcom Corporation, NovAtel USA, Inc. (Delaware), NovAtel Carcom, Inc. (Delaware), Cellular Processing Centre Inc. (Delaware), GOPS Servicios de Consultoria S.A. (Costa Rica), Mezure Inc. and each partnership or other entity controlled, directly or indirectly, by the Corporation;

“Superior Proposal” means any bona fide written Acquisition Proposal which involves the acquisition or offer by the proposing Person of or for not less than 50.1% of the outstanding Shares or assets of the Corporation (on a consolidated basis) and which, in the opinion of the Board of Directors, acting reasonably and in good faith and after consultation with its outside legal and financial advisors, is likely to be completed on its terms taking into account all financial, regulatory and other aspects of such proposal, including the ability of the proposing Person to consummate the transactions contemplated by such Acquisition Proposal and, if consummated, would be superior to the Offer from a financial point of view to the Shareholders; provided that (i) any required financing to consummate the transactions contemplated by such Acquisition Proposal has been demonstrated to the satisfaction of the Board of Directors acting reasonably and in good faith and after consultation with its legal and financial advisors, to be committed; and (ii) the Acquisition Proposal is not subject to a due diligence condition;

“Survival Period” means the period commencing on the Placement Closing Date and ending on the earlier of the Take-up Date and the 12 month anniversary of the Placement Closing Date;

“Take-up Date” means the date that Acquiror first takes up and acquires Shares pursuant to the Offer;

“Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limitation, all income or profits taxes (including, without limitation, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Corporation or any of its Subsidiaries is required to pay, withhold or collect;

“Third Party Beneficiaries” has the meaning ascribed thereto in section 5.3; and

“transactions contemplated hereby” includes collectively, the transactions contemplated by the Offer and this Agreement, including without limitation in a Second Stage Transaction.

Section 1.2   Headings, etc.

The division of this Agreement into Articles, sections and paragraphs is for convenience of reference only and does not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, sections and schedules refer to Articles, sections and Schedules of and to this Agreement or of the Schedule in which such reference is made.

Section 1.3   Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

Section 1.4   Deemed Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein shall be deemed to refer to U.S. dollars.

Section 1.5   Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6   Decision by Board of Directors

Any reference herein to a decision or determination, unanimous or otherwise, of the Board of Directors means a decision or determination by a quorum of the directors of the Corporation entitled to vote under the Act and the governing documents of the Corporation.

Section 1.7   Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under “GAAP” and all determinations of an accounting nature are required to be made shall be made in a manner consistent with GAAP.

Section 1.8   Interpretation Not Affected by Party Drafting

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

Section 1.9   Statutes

Any reference to a statute herein shall include any and all rules or regulations promulgated thereunder and any and all amendments made to such statute, rules or regulations prior to the date hereof and hereafter from time to time.

Section 1.10   Knowledge

Any reference to the knowledge of a Person shall mean, unless otherwise specified, to the best of the actual knowledge, information and belief of such Person’s senior officers.

Section 1.11   Schedules

The Schedules set forth below are attached hereto and form an integral part of this Agreement.

Schedule A	Conditions of the Offer
Schedule B	Convertible Debenture

ARTICLE 2
THE OFFER

Section 2.1   The Offer

(a)                        Subject to the terms and conditions of this Agreement, Acquiror shall mail to the holders of Shares and the holders of Options, as soon as practicable and in any event before 11:59 p.m. (Calgary, Alberta time) on October 22, 2007, an offer to purchase all of the outstanding Shares, including Shares issuable (and that, prior to the Expiry Time are actually issued or conditionally issued pursuant to section 2.6 or section 2.7) upon the exercise of Options or pursuant to LTIP Entitlements, on the basis of $50.00 in cash per Share (the “Purchase Price”) which offer shall be made in accordance with this Agreement and Securities Laws and be subject only to the conditions set forth in this Agreement and Schedule A (the “Offer”, which term shall include any one or more amendments or variations to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition or extending the date by which the Shares may be deposited, all in accordance with this Agreement).

(b)                       Within the time periods required by law, Acquiror shall file or furnish or cause to be filed or furnished with the appropriate Securities Authorities an Offer to Purchase and Schedule 13E-3 under the Exchange Act (“Schedule 13E-3”), if applicable, and Takeover Circular and related Transmittal Letter and Notice of Guaranteed Delivery and all other necessary documents pursuant to which the Offer will be made (collectively, the “Offer Documents”). In connection therewith, on the date of commencement within the meaning of Rule 14d-2 under the Exchange Act of the Offer, Acquiror shall file or furnish or cause to be filed or furnished with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer. The Corporation shall provide such information as is reasonably required by Acquiror for inclusion in the Offer Documents (including without limitation such information as is required for the purpose of filing Schedule 13E-3, if applicable) and the Schedule TO. The Offer Documents, when filed with Securities Authorities and when mailed to holders of Shares, shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with Securities Laws, subject to any applicable exemptions from such laws granted by a competent regulatory authority. The Corporation and Acquiror each agrees promptly to correct any information provided by it for use in the Offer Documents, Schedule TO and Schedule 13E-3, if applicable, if and to the extent that it shall have become false or misleading in any material respect and Acquiror shall take all steps necessary to cause the Schedule TO and Offer Documents, as so corrected or supplemented, to be filed with the appropriate Securities Authorities and the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable Securities Laws. The Offer Documents shall be prepared in the English language and if required under applicable Securities Laws, the French language in accordance with Securities Laws and other applicable laws. Acquiror shall provide the Corporation with draft copies of the Offer Documents from time to time prior to the mailing thereof, on a confidential basis, and provide the Corporation with a reasonable opportunity to review and provide comments thereon.

(c)                        Acquiror expressly reserves the right, in its sole discretion, to:

(i)                          waive, in whole or in part, any term or condition of the Offer for its benefit provided that if Acquiror takes up and pays for any Shares it shall acquire not less than the Minimum Required Shares; and

(ii)                      amend or change any term or condition of the Offer except that, without the prior written consent of the Corporation, Acquiror shall not (A) reduce the Purchase Price; (B) change the form of consideration payable under the Offer; (C) add to, amend or change any term or condition in a manner that is materially adverse to the holders of Shares in the aggregate; (D) impose additional conditions to the Offer; (E) change the Minimum Required Shares to less than 50.1% of the outstanding Shares or to greater than 66 2/3% of the outstanding Shares, in each case exclusive of Shares held by the Acquiror or its Affiliates;

provided any extension of the Expiry Time, or other action taken, in accordance with this Agreement shall not be considered adverse. Acquiror shall provide a draft of any proposed amendment, modification or change to the Offer to the Corporation prior to the mailing thereof, on a confidential basis and provide the Corporation with a reasonable opportunity to review and provide any comments thereon.

(d)                       The Offer shall expire on the Initial Expiry Time provided that the Offer may be extended, at the sole discretion of Acquiror, if the conditions thereto set forth in Schedule A are not satisfied or waived on or by the date and terms at which the Offer would otherwise expire in accordance with its terms.

Subject to the satisfaction or waiver of the conditions set forth in Schedule A, Acquiror shall within the time periods required by law take up and pay for all Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

(e)                        Acquiror may make the Offer itself or through one or more direct or indirect wholly-owned Subsidiaries of Acquiror, or any combination thereof. In the event that any of those entities makes or participates in the making of the Offer, the term “Acquiror” as used herein shall include all of those entities, other than in Article 8 where the term Acquiror shall not include such entities, and Acquiror shall be jointly and severally liable to the Corporation for each of Acquiror’s obligations hereunder and for any default by any such entity in the performance of any of Acquiror’s obligations hereunder.

(f)                          Acquiror’s obligation to make the Offer as set forth in section 2.1(a) is conditional upon:

(i)                          no Material Adverse Change shall have occurred and be continuing and no circumstance, fact, change, occurrence or event shall have occurred or come into existence that would reasonably be expected to make it impossible to satisfy one or more of the conditions set forth in the Offer at or prior to the Expiry Time, excluding any such circumstance, fact, change, occurrence or event that occurs or comes into existence as a result of any act or omission of Acquiror in breach of its obligations hereunder;

(ii)                      no Fee Event shall have occurred;

(iii)                  this Agreement shall not have been terminated pursuant to section 9.1;

(iv)                    no cease trade order, injunction or other prohibition or other lawful order in Canada or the United States shall be threatened or exist that would preclude Acquiror from making the Offer or taking up or paying for the Shares deposited under the Offer or requiring Acquiror to purchase or offer to acquire any other securities;

(v)                        no Person shall have commenced any action or other proceeding for injunctive relief against the performance of this Agreement or the completion of the Offer which might reasonably be expected to be successful;

(vi)                    the Corporation shall have provided Acquiror with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders referred to in section 2.3(ii) as of the most recent practicable date and shall furnish the Acquiror with such additional available information (including updated lists of holders referred to in section 2.3(ii) and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Acquiror or its agents may reasonably request in communicating the Offer to the holders of record and beneficial holders of the Shares;

(vii)                the Corporation shall have delivered to Acquiror (for inclusion with the Offer Documents) sufficient copies of the Directors’ Circular contemplated by section 2.3 (setting forth inter alia the determinations and recommendation of the Board of Directors set forth in section 2.2(a) and reflecting the intention of the senior officers and directors referred to in section 2.2(c));

(viii)            the Corporation shall have delivered to Acquiror a certificate of the President and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer or other officers of the Corporation acceptable to Acquiror, in such officers’ capacities as officers of the Corporation and not in such officers’ personal capacities, dated within one Business day of the intended mailing, to the effect that, to the best of such officers’ knowledge, the Corporation, as of such date, has complied in all material respects with its covenants and obligations under this Agreement and that the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects as of such date or, if such is not the case, specifying the basis for such conclusion; and

(ix)                    receipt of all regulatory approvals, clearances, waivers and consents to the making of the Offer which may reasonably be considered as necessary or on the reasonable advice of counsel to Acquiror advisable;

the foregoing conditions being for the sole benefit of Acquiror and may be waived in whole or in part by Acquiror at any time.

(g)                        Acquiror shall instruct the depository under the Offer to advise the Corporation on a confidential basis from time to time commencing on the 10th day prior to the Initial Expiry Date, not less frequently than every two Business Days until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by the Corporation and in such manner as the Corporation may reasonably request, as to the number of Shares that have been tendered (and not withdrawn) under the Offer.

Section 2.2   Corporation Approval of the Offer

The Corporation hereby consents to the Offer and represents that:

(a)                        the Board of Directors has received an opinion from the Corporation’s financial advisors that the consideration under the Offer is fair from a financial point of view to the Shareholders and that such financial advisor has advised that it will provide a written opinion to such effect on or before the mailing of the Directors’ Circular for inclusion therein;

(b)                       the Board of Directors, upon consultation with its advisors, has determined that:

(i)                          the Offer is fair to the Shareholders and is in the best interests of the Corporation and the Shareholders, and

(ii)                      the Board of Directors will unanimously recommend that Shareholders accept the Offer, which recommendation may not be withdrawn, modified, qualified or changed in any manner except as provided in section 3.2 or in the event of the termination of this Agreement; and

(c)                        its senior officers and directors have advised the Corporation that, at the date hereof, they intend to tender their Shares to the Offer and to take the actions described in section 2.6(a) or 2.6(b) with respect to their respective Options, will so represent in the Directors’ Circular and consent to the press release announcing the Offer so stating.

Section 2.3   Corporation Offer Period Covenants

The Corporation covenants to:

(i)                          prepare, in English and (if required by Securities Laws) French, the Directors’ Circular in accordance with Securities Laws (setting forth inter alia the determinations and recommendation of the Board of Directors set forth in section 2.2(a) and reflecting the intention of the senior officers and directors referred to in section 2.2(c)) and prepare a Schedule 14D-9 under the Exchange Act (the “Schedule 14D-9”) (describing inter alia the recommendation of the Board of Directors referred to in section 2.2(a) and including a copy of the fairness opinion referred to in section 2.2(a)) and containing all information which is required to be included therein in accordance with Securities Laws;

(ii)                      take all reasonable action to support the Offer (including providing Acquiror with such reasonable assistance as Acquiror or its agents may reasonably request in connection with communicating the Offer, and any amendments or supplements thereto, to the holders of the Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists (in each case in electronic form) of the registered holders of Shares, the holders of Options and the holders of other rights to acquire Shares and mailing labels with respect to all such holders as soon as possible after the date of this Agreement and from time to time as may be requested by Acquiror) and such lists of participants in book based nominee registrants such as CDS & Co. and CEDE & Co. and non-objecting beneficial owners of Shares as may be available to the Corporation upon request and to use all commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable each of the conditions set forth in Schedule A as are within its control;

(iii)                  reasonably cooperate with Acquiror in connection with effecting the transactions contemplated hereby;

(iv)                    provide Acquiror with a draft copy of the Directors’ Circular, from time to time, prior to the mailing thereof, on a confidential basis and provide Acquiror with a reasonable opportunity to review and provide comments thereon and provide Acquiror with draft copies of the Schedule 14D-9 from time to time prior to the filing thereof, on a confidential basis, provide Acquiror with a reasonable opportunity to review and provide comments thereon; and provide Acquiror and its counsel with a copy of any written comments or telephonic notification of any oral comments they or their counsel may receive from the SEC or their staff with respect to the Schedule 14D-9 promptly after the receipt of such comments; and promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(v)                        use commercially reasonable efforts to mail the Directors’ Circular on the same date that Acquiror mails the Offer Documents to the holders of Shares and the holders of Options but, in any event, within the time permitted by Securities Laws;

(vi)                    file or furnish or cause to be filed or furnished the Director’s Circular with the appropriate Securities Authorities in accordance with Securities Laws and in connection therewith, on the date that the Schedule TO is filed or furnished with the SEC, file or furnish with the SEC the Schedule 14D-9;

(vii)                if requested by Acquiror, consent to and permit its registrar and transfer agent to act as depositary under the Offer;

(viii)            subject to any fiduciary duties of the Board of Directors, the Corporation shall consult on a timely basis with Acquiror on the Corporation’s defence of any shareholder litigation (other than any litigation where the interests of the Corporation are adverse to those of Acquiror or any of its affiliates) against the Corporation and any litigation (other than any litigation where the interests of the Corporation are adverse to those of Acquiror or any of its affiliates) by any holder of Shares against the Corporation relating to the transactions contemplated by this Agreement; and

(ix)                    provide Acquiror with a certificate of the President and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer or other officers of the Corporation acceptable to Acquiror, in such officers’ capacities as officers of the Corporation and not in such officers’ personal capacities, on and dated as of the Take-up Date, to the effect that, to the best of such officers’ knowledge, the Corporation, as of such date, has complied in all material respects with its covenants and obligations under this Agreement and that the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects as of such date or, if such is not the case, specifying the basis for such conclusion.

Section 2.4   Post Offer Covenants

If Acquiror takes up and pays for Shares pursuant to the Offer and is entitled to avail itself of the compulsory acquisition provisions under the Act, Acquiror will so avail itself. Without limiting the foregoing, if Acquiror takes up and pays for Shares pursuant to the Offer, Acquiror agrees, subject to:

(a)                        the terms and conditions hereof (including that no matter shall have occurred after the Expiry Time which, had such matter occurred prior to the Expiry Time, would have caused one of the conditions set forth in the Offer not to have been satisfied), it being agreed that for the avoidance of doubt all conditions in Schedule A shall be deemed to have been satisfied or waived as at the take-up of any Shares by Acquiror under the Offer; and

(b)                       the receipt of any required relief, on terms and conditions satisfactory to Acquiror, acting reasonably, from any applicable Securities Authority in respect of the Second Stage Transaction;

to use (i) all commercially reasonable efforts to acquire, and the Corporation agrees to use all commercially reasonable efforts to assist Acquiror to acquire, the balance of the Shares as soon as practicable after completion of the Offer and, in any event within 120 days of the Take-up Date, by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction or transactions (a “Second Stage Transaction”) carried out for a consideration per Share of at least equal in value to the consideration paid pursuant to the Offer; and (ii) all commercially reasonable efforts to acquire or cancel, and the Corporation agrees to use all commercially reasonable efforts to assist Acquiror to acquire or cancel, any unexercised and outstanding Options as soon as practicable after completion of the Offer and, in any event within 120 days of the Take-up Date, by way of Second Stage Transaction carried out for the consideration described in section 2.6(b) (or such other consideration as may be required under the applicable Stock Option Plan) provided that the foregoing shall not be construed to prevent Acquiror from acquiring, directly or indirectly, additional Shares in the open market or in privately negotiated transactions in accordance with Securities Laws. The Corporation agrees and represents that the Board of Directors has determined to use its and their respective reasonable efforts to enable Acquiror to elect or appoint all of the directors of the Corporation as soon as possible after Acquiror takes up and pays pursuant to the Offer for that number of Shares as, excluding Shares owned by Acquiror or affiliate of Acquiror, will constitute more than 50.1% of the outstanding Shares on a diluted basis. The Corporation’s obligations under the immediately preceding sentence shall be subject to Section 14(f) of the Exchange Act and Rule 14f thereunder and the Corporation shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this section 2.4 and shall include in the Schedule 14D-9 such information with respect to the Corporation and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this section 2.4.

Section 2.5   Information Circular, Etc.

Without limiting section 2.4, the Corporation agrees that if Acquiror determines to effect a Second Stage Transaction which requires approval of the Shareholders in a meeting of the Shareholders, the Corporation shall take all action necessary in accordance with the Securities Laws, other applicable Canadian laws, the Corporation’s governing documents, and the requirements of the Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its Shareholders as promptly as practicable to consider and vote upon the action proposed by Acquiror. In the event of such a meeting or meetings, without limiting the generality of the foregoing, the Corporation shall (i) prepare an Information Circular with respect to the meeting of the Shareholders as promptly as reasonably practicable, (ii) if applicable, file or furnish such Information Circular on Schedule 14A or 14C, as applicable, with the SEC as promptly as reasonably practicable, (iii) if applicable, respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Acquiror promptly upon receipt and copies of proposed responses to Acquiror a reasonable time prior to filing to allow meaningful comment, (iv) as promptly as reasonably practicable prepare and file or furnish (after Acquiror has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed or furnished in response to any SEC comments or as required by law, (v) mail to the Shareholders as promptly as reasonably practicable the Information Circular and all other customary proxy or other materials for the meeting, (vi) to the extent required by applicable law, as promptly as reasonably practicable prepare, file or furnish and distribute to the Shareholders any supplement or amendments to the Information Circular if any event shall occur which requires such action at any time prior to the meeting, and (vii) otherwise use reasonable best efforts to comply with all requirements of law applicable to any such meeting of the Shareholders. The term “Information Circular” shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to the Shareholders and all amendments or supplements thereto, if any. Acquiror and the Corporation each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by Acquiror and the Corporation for use in the Information Circular, on both the date the Information Circular is first mailed to the Shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Acquiror and the Corporation each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.

Section 2.6   Outstanding Rights to Acquire Shares

(a)                        The Corporation shall use all commercially reasonable efforts to provide that persons holding Options who may do so under Securities Laws and in accordance with the Stock Option Plans (or pursuant to this  section 2.6) shall be entitled to exercise all of their Options and tender all Shares issued in connection therewith under the Offer. It is agreed by Acquiror that all Options that are duly surrendered for exercise, conditional on Acquiror taking up Shares under the Offer and with appropriate instructions that the Shares issuable upon such exercise are to be tendered pursuant to the Offer (the “Conditional Option Exercise”), shall be deemed to be exercised immediately prior to the take-up of Shares by Acquiror under the Offer. Acquiror shall accept as validly tendered under the Offer as of the Take-up Date all Shares that are to be issued pursuant to the Conditional Option Exercise. To the extent permitted by law, the Corporation may make arrangements to loan holders of in-the-money Options the exercise price thereof with repayment of the loan to be made from the proceeds received under the Offer for the Shares acquired on such exercise. Acquiror

(on behalf of the Corporation) shall make appropriate withholdings of taxes or other applicable source deductions from any payments made in connection with Conditional Option Exercises to any holders of Options as required by applicable law.

(b)                       Prior to the Initial Expiry Time, the Corporation shall use all commercially reasonable efforts to enter into option releases, in a form approved by Acquiror, acting reasonably, with each holder of Options pursuant to which the parties thereto shall agree that, upon Acquiror taking up any Shares pursuant to the Offer, each holder of Options that has not previously exercised such Options will receive from the Corporation, in consideration of the termination of all such holder’s unexercised Options, for each Share that is subject to such Options, the positive difference between the Purchase Price and the exercise price per Share of such Options, regardless of the vesting of any such Options under the Stock Option Plans and the agreements governing such Options.

The Corporation shall make appropriate withholdings of taxes or other applicable source deductions from any such payments made to any holders of Options as required by applicable law.

(c)                        The Corporation shall use all commercially reasonable efforts to ensure that, at the Initial Expiry Time, all of the Options have been exercised or surrendered for termination as contemplated by this section 2.6, and without limiting the generality of the forgoing, the Corporation shall:

(i)                          encourage and facilitate all persons holding Options to exercise those Options and tender all Shares issued in connection therewith to the Offer prior to the Initial Expiry Time pursuant to the Conditional Option Exercise or otherwise or surrender their Options in the manner provided for in section 2.6(b); and

(ii)                      cause the vesting of option entitlements under the Stock Option Plans to accelerate prior to or concurrently with the completion of the Offer, such that all outstanding Options shall be exercisable and fully vested prior to the Initial Expiry Time.

Section 2.7   RSU Entitlements

The Corporation shall take all necessary steps to cause entitlements under RSUs entitling the holder to receive Shares to be accelerated, paid out and cancelled, conditional upon, and effective immediately prior to the take-up of Shares by Acquiror under the Offer, for a cash payment equal to the Purchase Price multiplied by the number of Shares issuable pursuant to such entitlements.

ARTICLE 3
COVENANTS OF THE CORPORATION

Section 3.1   Ordinary Course of Business

The Corporation covenants and agrees that, prior to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, unless Acquiror otherwise agrees in writing, which agreement shall not be unreasonably withheld or delayed, or as otherwise expressly contemplated or permitted by this Agreement or the Disclosure Letter or otherwise as a result of entering into this Agreement or completion of the transactions contemplated hereby:

(a)                        the Corporation shall, and shall cause each of its Subsidiaries to, conduct its and their respective business only in, and not take action except in, the usual, ordinary and regular course of business consistent with past practice;

(b)                       without limiting the generality of the foregoing section 3.1(a) the Corporation shall not directly or indirectly do or permit to occur any of the following:

(i)                          (other than the transactions solely among the Corporation and its Subsidiaries) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

(A)                    any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Corporation or any of its Subsidiaries (other than pursuant to the exercise of Options or RSUs currently outstanding), or

(B)                     except in the ordinary and regular course of business, consistent with past practice and not exceeding $100,000 individually, or  $1 million in the aggregate, or except with respect to sales of product from inventory in the ordinary and regular course of business, consistent with past practice, any assets of the Corporation or any of its Subsidiaries;

(ii)                      amend or propose to amend its articles, bylaws or other of its governing documents or those of any of its Subsidiaries;

(iii)                  split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares;

(iv)                    except as set forth in section 2.6, redeem, purchase or otherwise acquire or offer to purchase, redeem or otherwise acquire (or permit any of its Subsidiaries to redeem, purchase or otherwise acquire or offer to purchase, redeem or otherwise acquire) any Shares or other securities or any options, warrants or rights to acquire any such Shares or other securities of the Corporation or any of its Subsidiaries;

(v)                        reorganize, amalgamate or merge the Corporation or any of its Subsidiaries with any other Person;

(vi)                    except as disclosed in the Disclosure Letter, acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or acquire or agree to acquire, except in the ordinary and regular course of business, consistent with past practice and not exceeding $100,000 individually, or  $1 million in the aggregate, any assets;

(vii)                except in the ordinary and regular course of business consistent with past practice: (A) pay, discharge or satisfy any material claims, liabilities or obligations, including settling, compromising or otherwise resolving any pending litigation or other legal proceedings involving the Corporation or one of its Subsidiaries; or (B) except such as have been reserved against in the Corporation’s financial statements delivered to Acquiror, relinquish any material contractual rights;

(viii)            waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material, licence, lease, contract or other document, other than in the ordinary and regular course of business consistent with past practice;

(ix)                    authorize, recommend or propose any release or relinquishment of any material contract right or abandon or fail to diligently pursue any application for any material license, permit, order, authorization, consent, approval or registration, other than in the ordinary and regular course of business consistent with past practice;

(x)                        (other than the rollover of presently outstanding bankers’ acceptances or the conversion of prime rate advances to bankers’ acceptances) incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities except for the borrowing of working capital in the ordinary and regular course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make loans or advances, except in the ordinary and regular course of business consistent with past practice and not in any case, in the aggregate, in excess of $50,000 or except with respect to incurring trade payables in the ordinary and regular course of business consistent with past practice; and

(xi)                    except pursuant to existing contracts or commitments, make or commit to make capital expenditures in excess of $1,750,000 in the aggregate;

(xii)                enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Corporation or any of its Subsidiaries, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Acquiror or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Acquiror or any of its Subsidiaries;

(xiii)            enter into any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial contract other than in the ordinary and regular course of business consistent with past practice;

(xiv)              adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xv)                  except as permitted by section 3.2, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of the conditions set forth in Schedule A at, or as of any time prior to, the Effective Time; or

(xvi)              authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(c)                        unless Acquiror otherwise agrees in writing, the Corporation shall not, and shall cause each of its Subsidiaries to not, (otherwise than as may be contemplated in section 2.6, section 2.7 and section 3.6):

(i)                          enter into, assume or modify any employment, severance, retention, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary or other compensation increases, severance or termination pay to, any officers or directors of the Corporation or any of its Subsidiaries other than pursuant to agreements in effect (without amendment) on the date hereof; or

(ii)                      in the case of employees who are not officers or directors of the Corporation or any of its Subsidiaries, take any action other than in the ordinary and regular course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the entering into, assuming or modifying of any employment, severance, retention or similar agreements, policies or arrangements with respect to the grant of any bonuses, salary or other compensation increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof;

(iii)                  without limiting the foregoing, create, enter into, assume or modify any Benefit Plan, Employee Obligations or collective bargaining or similar agreements;

(iv)                    without limiting the foregoing, terminate, amend or waive any rights under or in relation to Point, Inc.; or

(v)                        authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)                       the Corporation shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated, or lapsed policies for substantially similar premiums are in full force and effect;

(e)                        the Corporation shall:

(i)                          use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationship with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

(ii)                      not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(iii)                  confer on a regular basis with Acquiror with respect to operational matters but in such a manner that the carrying on of business in the ordinary course is not unreasonably interfered with;

(f)                          the Corporation shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Corporation in connection with the transactions contemplated hereby prior to the Effective Time;

(g)                        (other then as contemplated in section 2.6 or as otherwise permitted in section 3.1) none of the Corporation or its Subsidiaries shall enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section 3.1; and

(h)                       the Corporation shall use all commercially reasonable efforts to obtain the consents of any and all lenders to the Corporation or any of its Subsidiaries under lending agreements whose consent is required to prevent a default or any event that with the passage of time may constitute an event of default thereunder, to the transactions hereby.

Section 3.2   Non-Solicitation.

(a)                        The Corporation shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Corporation or any of its Subsidiaries,

(i)                          solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any Person or group of Persons (other than Acquiror) in respect of any matter or thing inconsistent with the successful completion of the Offer, including, without limitation, any Acquisition Proposal;

(ii)                      provide any non-public information to, participate in any discussions or negotiations relating to any such matter or thing with, or otherwise cooperate with or assist or participate in any effort to take such action by, any Person or group of Persons;

(iii)                  withdraw, modify, qualify or change any of its recommendations or determinations referred to in section 2.2 in a manner adverse to Acquiror or the Board of Directors or any committee thereof resolve to do so; or

(iv)                    accept, recommend, approve or enter into any agreement to implement an Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof, the Corporation and the officers, directors, advisors and other representatives of the Corporation may:

(v)                        enter into, or participate in, any discussions or negotiations with a third party who seeks to initiate (without solicitation or encouragement) such discussions or negotiations and, may furnish to such third party information concerning the Corporation and its business, properties and assets, in each case if, and only to the extent that:

(A)                    the third party has first made an Acquisition Proposal which the Board of Directors has determined, in good faith and acting reasonably, if pursued would be reasonably likely to constitute a Superior Proposal and after receiving the advice of outside counsel has determined that the failure to take such action would be reasonably likely to constitute a breach by the members of the Board of Directors of their fiduciary duties to Shareholders under applicable law; and

(B)                     prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, the Corporation provides prompt notice to Acquiror to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party and if not previously provided to Acquiror, copies of all information provided to such third party concurrently with the provision of such information to such third party;

provided that this (v) shall cease to apply after the expiry of four Business Days from the time such third party made the Acquisition Proposal referred to in (A) above, unless within such four Business Day period the Board of Directors determines that the Acquisition Proposal is a Superior Proposal and after receiving the advice of outside counsel has determined that the failure to take such action would be reasonably likely to constitute a breach by the members of the Board of Directors of their fiduciary duties to Shareholders under applicable law;

(vi)                    subject to paragraphs (v) and (vii) of this section 3.2, comply with Securities Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to Shareholders; and

(vii)                withdraw, modify, qualify or change any of its recommendations or determinations in section 2.2 in a manner adverse to Acquiror or resolve to do so or accept, recommend, approve or implement any Superior Proposal if the Corporation has complied with sections 3.2(c) and (d) in respect of the Superior Proposal and prior to such acceptance, recommendation, approval or implementation:

(A)                    after consultation with its financial advisors, and after receiving advice of outside counsel the Board of Directors concludes in good faith such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law;

(B)                     in arriving at such conclusion, the Board of Directors gives consideration to any amendment proposed by Acquiror in writing in compliance with section 3.2(d); and

(C)                     the Corporation concurrently pays the fee provided in section 3.6 to Acquiror.

(b)                       The Corporation shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Acquiror or an affiliate of Acquiror) with respect to any potential Acquisition Proposal. The Corporation shall immediately close any and all data rooms which may have been opened. The Corporation agrees not to waive, in whole or in part, or release, in whole or in part, any third party from, or consent to any action pursuant to, any confidentiality or standstill agreement with respect to the Corporation or any of its Subsidiaries to which such third party is a party except in respect of a Superior Proposal in accordance with section 3.2(d). The Corporation shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Corporation relating to a potential Acquisition Proposal, shall use all reasonable efforts to ensure that such requests are honoured and shall immediately advise Acquiror orally and in writing of any responses or action (actual, anticipated, contemplated or threatened) by any recipient of such request which could hinder, prevent, delay or otherwise adversely affect the consummation of the transactions contemplated hereby.

(c)                        The Corporation has notified Acquiror of any existing Acquisition Proposals and shall notify Acquiror promptly (and in any event within 24 hours) of any future Acquisition Proposal (including, without limitation, any amended, supplemented, replaced or renewed Acquisition Proposal previously made and, incrementally, of any Acquisition Proposal (whether or not previously notified) in respect of which the Board of Directors has made the determinations referred to in section 3.2(a)(v)(A) above) or any request for non-public information relating to the Corporation or any of its Subsidiaries or for access to the properties, books or records of the Corporation or any Subsidiary by any Person. Such notice to Acquiror shall be made, from time to time, orally and in writing, and shall indicate such details of the proposal, inquiry or contact known to such person as Acquiror may reasonably request including, without limitation, the identity of the Person making such proposal, inquiry or contact and shall include a copy of any written form of Acquisition Proposal, all of which information shall be subject to the provisions of the Confidentiality Agreement as if it were Information as referred to in that agreement.

(d)                       If the Board of Directors determines that an Acquisition Proposal constitutes a Superior Proposal, the Corporation shall give immediate notice of such determination and shall give Acquiror not less than four Business Days advance notice of any action to be taken by the Board of Directors to withdraw, modify, qualify or change any recommendation regarding the Offer or to enter into any agreement to implement the Superior Proposal and the Board of Directors shall not withdraw, modify, qualify or change any recommendation with respect to the Offer, as so amended, and neither the Corporation nor the Board of Directors shall take any action to approve or implement the Superior Proposal, including, without limitation, any release of the party making the Superior Proposal from any standstill or confidentiality obligation, any further consideration or negotiation of the Superior Proposal or entry into of any agreement regarding the Superior Proposal before the expiry of such four Business Day period.

(e)                        If the Board of Directors receives a request for non-public information from a party who has made or is considering making an Acquisition Proposal and the Board of Directors determines that such proposal if pursued would be reasonably likely to constitute a Superior Proposal pursuant to section 3.2(a), then, and only in such case, the Corporation may, subject to the execution of a confidentiality agreement no less favourable to the Corporation than that then in effect between the Corporation and Acquiror, provide such party with access to information regarding the Corporation provided that the Corporation complies with its obligations pursuant to section 3.2(c), sends a copy of any such confidentiality agreement to Acquiror immediately upon its execution and provides copies to Acquiror of any information provided to such party concurrently with its provision to such party.

(f)                          The Corporation shall ensure that the officers, directors and employees of the Corporation and its Subsidiaries and any investment bankers or other advisors and representatives retained by the Corporation are aware of the provisions of this section 3.2, and the Corporation shall be responsible for any breach of this section 3.2 by such investment bankers, advisors or other representatives.

(g)                        Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Acquisition Proposal for the purposes of this section 3.2 and Acquiror shall be afforded a new response period in respect of each such Acquisition Proposal.

Section 3.3   Notice of Material Change

From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to its terms, the Corporation shall promptly notify Acquiror in writing of:

(a)                        any material change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and its Subsidiaries, considered as a whole;

(b)                       any change in information relating to any representation or warranty of the Corporation set forth in this Agreement which is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect;

(c)                        the initiation of any material claim, action, proceeding or investigation after the date hereof; and

(d)                       any material claim initiated after the date hereof under policies of insurance referred to in section 7.1(q).

The Corporation shall in good faith discuss with Acquiror any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Corporation, threatened), financial or otherwise, which is of such a nature that there may be a reasonable question as to whether notice is required to be given pursuant to this section.

Section 3.4   Access

Subject to the Confidentiality Agreement, upon reasonable notice, the Corporation shall, and shall cause each of its Subsidiaries to, afford Acquiror’s officers, employees, counsel, accountants and other authorized representatives and advisors reasonable access, during normal business hours from the date hereof and until the expiration of this Agreement, to its facilities, properties, books, contracts and records as well as to its management personnel, and, during such period, the Corporation shall, and shall cause such of its Subsidiaries to, furnish promptly to Acquiror all information concerning its business, properties and personnel as Acquiror may reasonably request, provided that the foregoing shall not unreasonably interfere with the carrying on of the business of the Corporation in the normal course. Nothing in the foregoing shall require the Corporation to disclose information subject to a confidentiality agreement with a third party where such disclosure would be in violation of the terms of that agreement or that the Corporation reasonably believes could be a violation of law provided that the Corporation agrees to use commercially reasonable efforts to have any such disclosure limitations arising pursuant to an agreement be relieved to allow disclosure to Acquiror.

Section 3.5   Public Filings

The Corporation shall deliver to Acquiror, as soon as they become available, true and complete copies of any report or statement filed or furnished by it with Securities Authorities or provided to its Shareholders subsequent to the date of this Agreement. As of their respective dates, such reports and statements (excluding any information therein provided by Acquiror, as to which the Corporation makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with the requirements of Securities Laws and the Exchange. The consolidated financial statements of the Corporation issued by the Corporation or to be included in such reports and statements (excluding any information therein provided by Acquiror, as to which the Corporation makes no representation) will be prepared in accordance with GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the auditor), and will present fairly the consolidated financial position, results of operations and changes in financial position of the Corporation as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

Section 3.6   Termination Fees

If at any time after the date of this Agreement (and provided that Acquiror has not prior thereto, breached in any material respect any of its representations, warranties or covenants set forth in this Agreement, which breach has not been cured within five Business Days of a notice to Acquiror thereof or which has not been waived by the Corporation):

(a)                        the Board of Directors has failed to make or has withdrawn, modified, qualified or changed, during the term of the Offer, any of its recommendations or determinations referred to in section 2.2 in a manner adverse to Acquiror or shall have resolved to do so;

(b)                       the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press statement within five days after the public announcement or commencement of any

Acquisition Proposal and in a directors’ circular within 15 days after the mailing of any such Acquisition Proposal;

(c)                        the Board of Directors recommends that any of its Shareholders deposit their Shares under, vote in favour of, or otherwise accept, an Acquisition Proposal;

(d)                       the Corporation enters into any agreement, commitment or understanding with any Person or other entity or group with respect to an Acquisition Proposal prior to the expiry of the Offer, excluding a confidentiality agreement entered into in compliance with section 3.2(e);

(e)                        an Acquisition Proposal is made to the Shareholders or to the Corporation, and upon the expiry of the Offer any such Acquisition Proposal has either been accepted or has not expired or been withdrawn, and the Minimum Condition of the Offer has not been satisfied and (within 9 months of the Expiry Time) an Acquisition Proposal is consummated;

(f)                          it is publicly disclosed or Acquiror becomes aware that beneficial ownership (determined for the purposes of this paragraph (vi) as set forth in Rule 13d-3 of the Exchange Act) of 20% or more of the outstanding Shares are acquired by any Person other than Acquiror by any means whatsoever during the term of the Offer and within 9 months of the Expiry Time, such Person or any Person acting jointly or in concert with such Person makes an Acquisition Proposal; or

(g)                        the Corporation is in breach of any of its covenants set forth in section 3.2;

(h)                       the Corporation is in breach of any of its covenants made in this Agreement (other than the covenants set forth in sections 2.2 or 3.2) which breach (without giving effect to, applying or taking into consideration any materiality, Material Adverse Change or Material Adverse Effect qualification contained therein) individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect or materially impede completion of the Offer, and the Corporation fails to cure such breach within five Business Days after receipt of written notice thereof from the Purchaser (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Expiry Time); or

(i)                          the Corporation is in breach of any of its representations or warranties made in this Agreement which breach (without giving effect to, applying or taking into consideration any materiality, Material Adverse Change or Material Adverse Effect qualification contained therein) individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect or materially impede completion of the Offer, and the Corporation fails to cure such breach within five Business Days after receipt of written notice thereof from Acquiror (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Expiry Time),

(each of the above being a “Fee Event”), then the Corporation shall:

(j)                           (i)         in respect of the first to occur of the events described above in (a) through and including (g) above;

(ii)                      in the case of (h) and (i) above where due to a wilful breach or fraud; and

(iii)                  in the case of (h) and (i) above if within 6 months of the Expiry Time an Acquisition Proposal is consummated,

pay to Acquiror $13,430,000; or

(k)                       in the case of (h) and (i) above (other than where due to a wilful breach or fraud), pay to Acquiror its reasonable documented expenses incurred in connection with the transactions contemplated herein, such payment not to exceed $2,500,000;

in immediately available funds to an account designated by Acquiror within one Business Day after the first to occur of the events described above plus interest thereon at the rate of 8% per annum if payment is not made when due, provided that the Corporation shall only be obligated to make one payment pursuant to this section 3.6 and in the event that the amount becomes payable pursuant to section 3.6(j)(iii) after the amount payable pursuant to section 3.6(k) has been paid to Acquiror, the Corporation’s obligation pursuant to section 3.6(j)(iii) shall be reduced by the amount paid pursuant to section 3.6(k).

Section 3.7   Liquidated Damages

The Corporation acknowledges that all of the applicable payments set out in this Article 3 are payments of liquidated damages which are a genuine pre-estimate of the damages which Acquiror will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. The Corporation irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, Acquiror agrees and acknowledges that (except in respect of wilful breach or fraud) payment of the amount pursuant to section 3.6 by the Corporation is the sole monetary remedy of Acquiror in respect of the matter giving rise to such payment or for any other breach by the Corporation hereunder (other than breaches by the Corporation of its obligations under Article 4).

Section 3.8   Delisting from the Exchange

The Corporation covenants and agrees with Acquiror that it will assist and cooperate with Acquiror in its application to have the Shares delisted from the Exchange following the Offer, in the event Acquiror takes up and pays for all outstanding Shares, validly tendered (and not properly withdrawn), pursuant to the Offer, or in the event less than all outstanding Shares are validly tendered, following the completion of the Second Stage Transaction.

ARTICLE 4
SUBSCRIPTION

Section 4.1   Purchase and Sale

Upon the terms and subject to the conditions of this Article 4, Acquiror hereby agrees to purchase the Common Shares and the Convertible Debenture from the Corporation, and the Corporation hereby agrees to issue and sell to Acquiror the Common Shares and the Convertible Debenture to Acquiror, on the Placement Closing Date at and for the Placement Purchase Price.

Section 4.2   Closing Payment

The Placement Purchase Price shall be paid on the Placement Closing Date by Acquiror to the Corporation by wire transfers to the account designated by the Corporation to Acquiror contemporaneously with the execution of this Agreement.

Section 4.3   Closing

The Placement Closing shall take place on the Placement Closing Date at the offices of counsel to the Corporation in Calgary, Alberta.

Section 4.4   Conditions Precedent to Obligations of Acquiror

Acquiror’s obligations under this Article 4 are conditional upon the Condition Satisfaction Date having occurred prior to the Placement Deadline and:

(a)                        any and all necessary regulatory or governmental approvals, rulings or filings required to permit the transaction contemplated in this Article 4 to be completed shall have been obtained or made and any applicable waiting periods under the HSR Act shall have expired or been terminated, and neither the Federal Trade Commission nor the U.S. Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting periods, a proceeding concerning this Agreement or the consummation of the transaction contemplated in this Article 4; and

(b)                       no cease trade order, injunction or other prohibition or other lawful order shall be threatened or exist that preclude Acquiror from acquiring the Placement Shares or the Convertible Debenture.

Section 4.5   Conditions Precedent to Obligations of the Corporation

The Corporation’s obligations under this Article 4 are conditional upon the Condition Satisfaction Date having occurred prior to the Placement Deadline any and all necessary regulatory or governmental approvals, rulings or filings required to permit the transaction contemplated in this Article 4 to be completed shall have been obtained or made and any applicable waiting periods under the HSR Act shall have expired or been terminated, and neither the Federal Trade Commission nor the U.S. Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting periods, a proceeding concerning this Agreement or the consummation of the transaction contemplated in this Article 4.

Section 4.6   Deliveries of the Corporation at Closing

At Closing, if the conditions precedent contained in section 4.5 are satisfied or waived by the Corporation, the Corporation shall deliver or cause to be delivered to and in favour of Acquiror, against those deliveries required to be made by Acquiror, the following:

(a)                        share certificates registered in the name of Acquiror or in the name of an affiliate of the Acquiror as Acquiror may direct in writing representing the Placement Common Shares;

(b)                       the Convertible Debenture registered in the name of Acquiror or as Acquiror may direct in writing;

(c)                        a certificate of the Corporation confirming that the conditions precedent set forth in section 4.5 have been waived by the Corporation or satisfied;

(d)                       receipts for the Placement Closing Payment;

(e)                        certified resolutions of the board of directors of the Corporation authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Article 4, along with a certificate executed on behalf of the Corporation by its secretary or assistant secretary certifying to Acquiror that such copies are true, correct and complete copies of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

(f)                          a certificate of the secretary or assistant secretary of the Corporation, certifying as the governing documents of the Corporation and incumbency and signatures of officers of the Corporation;

(g)                        an opinion of counsel to the Corporation in the form and substance satisfactory to Acquiror, acting reasonably, as to the due and valid issue of the Placement Shares as fully paid and non-assessable Shares and such other related matters as Acquiror may reasonably request; and

(h)                       any and all other documents which are required to be delivered by the Corporation to Acquiror pursuant hereto or otherwise reasonably requested by Acquiror.

Section 4.7   Deliveries of Acquiror at Closing

At Closing, if the conditions precedent set forth in section 4.4 are satisfied or waived by Acquiror, Acquiror shall deliver or cause to be delivered to and in favour of the Corporation, against those deliveries required to be made by the Corporation, the following:

(a)                        the Placement Purchase Price, in immediately available funds by wire transfer dated on or before the Placement Closing Date made to the Corporation’s bank account, together with such banks’ confirmations of receipt and deposit of such payment;

(b)                       a certificate of Acquiror confirming that the conditions precedent set forth in section 4.4 have been waived by Acquiror or satisfied; and

(c)                        any and all other documents which are required to be delivered by Acquiror to the Corporation pursuant hereto.

Section 4.8   Form of Deliveries at Closing

All deliveries under sections 4.6 and 4.7, respectively, shall except as otherwise stated be in a form acceptable to the party to whom such deliveries are intended to be delivered and their respective counsel, acting reasonably.

Section 4.9   Survival

Acquiror’s rights and remedies with respect to the representations and warranties of the Corporation set forth herein, or in any certificate or instrument delivered in connection with this Article 4, shall survive the Placement Closing for the Survival Period and shall not be merged in any conveyances or other documents provided pursuant to this Agreement; provided that no claim may be made against the Corporation, its successors or assigns pursuant to or based in any way upon any of such representations and warranties or any certificate delivered in connection therewith or any indemnity in respect thereof, unless written notice thereof shall have been provided by Acquiror to the Corporation within the Survival Period.

Section 4.10   Indemnification by Corporation

After the Placement Closing, the Corporation shall indemnify, defend and save harmless Acquiror, its respective successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by them, as a direct or indirect result of:

(a)                        the breach of any covenant or agreement of the Corporation contained in this Article 4; and

(b)                       the breach of any representation or warranty of the Corporation set forth in section 7.1.

Section 4.11   Indemnification Procedure

The following procedures shall apply in connection with any claims for indemnification under section 4.10:

(a)                        if Acquiror receives notice of the commencement or assertion against it of any claim made by a third party for which Acquiror seeks or intends to seek indemnification under this section 4.11, Acquiror shall give the Corporation reasonably prompt written notice thereof; provided that any delay or failure so to notify the Corporation shall relieve the Corporation of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure;

(b)                       such notice to the Corporation shall describe such third party claim;

(c)                        the Corporation shall have the right to participate in or to elect to assume the defense of any such third party claim at the Corporation’s own expense and by such Corporation’s own counsel, and Acquiror shall co-operate in good faith in such defense;

(d)                       Acquiror shall have the right to participate in the defense of any such third party claim assisted by counsel of its own choosing and at its own expense;

(e)                        in the event that the Corporation, within ten days after notice of the commencement or assertion of any such third party claim, fails to assume the defense thereof, Acquiror shall have the right to undertake the defense, compromise or settlement of such third party claim for the account of the Corporation, subject to the right of the Corporation to assume the defense of such third party claim with counsel reasonably satisfactory to Acquiror at any time prior to the settlement, compromise or final determination thereof;

(f)                          no indemnified party shall have the right to settle or compromise, or propose to settle or compromise, any such third party claim without the consent of the Corporation, not to be unreasonably withheld;

(g)                        anything in this Article 4 to the contrary notwithstanding, the Corporation shall not, without Acquiror’s prior written consent, settle or compromise any claim or consent to the entry of any judgment with respect to any claim for anything other than money damages paid by the Corporation; and

(h)                       the Corporation may, without Acquiror’s prior written consent, settle or compromise any such third party claim or consent to entry of any judgment with respect to any such third party claim that requires solely the payment of money damages by the Corporation and that includes as an unconditional term thereof the release by the claimant or the plaintiff of Acquiror from all liability in respect of such third party claim.

Section 4.12   Limitation

Notwithstanding anything herein to the contrary:

(a)                        the indemnities provided in section 4.10 shall not apply to the extent that the liabilities are reimbursed by insurance or are caused by the gross negligence, wilful default or misconduct of the party claiming indemnity;

(b)                       the calculation of the amount payable by way of any indemnity hereunder shall be net of any federal, provincial or state tax benefit realized or the then present value (based on a discount rate of 10%) of any such tax benefit to be realized by indemnified party by reason of the facts and circumstances giving rise to the indemnification, and increased by the amount of any federal, provincial or state tax required to be paid by Acquiror on the accrual or receipt of the indemnification payment (including any amount payable by reason of this subsection);

(c)                        Acquiror shall not be entitled to indemnification under section 4.10 with respect to consequential damages, including without limitation damages consisting of business interruption or lost profits or punitive damages, except to the extent such damages are incurred as a result or in connection with a third party claim or allegation;

(d)                       no claim can be made after the Survival Period.

Section 4.13   Limitation of Liability

Notwithstanding the foregoing, (i) the Corporation shall not be obligated to indemnify Acquiror pursuant to section 4.10 unless the amount in respect of which Acquiror is entitled to indemnification exceeds $1 million in the aggregate; and (ii) the Corporation’s maximum liability under Section 4.10 shall be equal to the Placement Purchase Price.

Section 4.14   Exclusive Remedy

From and after Placement Closing, Acquiror’s sole and exclusive recourse against the Corporation for any loss or claim of losses arising out of or relating to this Article 4 or the transactions contemplated by this Article 4 shall be expressly limited to the provisions of this Article 4 provided that notwithstanding anything in this Agreement to the contrary, (a) nothing in this Article 4 shall limit any remedy of the Parties at law or in equity for fraud or fraudulent misrepresentation, and (b) nothing in this Agreement shall limit the ability of a party to seek specific performance or other equitable relief in accordance with section 10.10.

ARTICLE 5
COVENANTS OF ACQUIROR

Section 5.1   Officers’ and Directors’ Insurance

Acquiror acknowledges that the Corporation may secure directors’ and officers’ insurance coverage for the Corporation’s present and former directors and officers on a six year “trailing” (or “run-off”) basis provided that the cost of such coverage does not exceed 300% of the current annual premium in respect of the Corporation’s directors’ and officers’ insurance coverage and Acquiror agrees not to take any action to terminate such insurance.

Section 5.2   Indemnities

From and after the Effective Time, Acquiror agrees to cause each of the Corporation and its Subsidiaries to fulfil their obligations pursuant to indemnities provided or available to present and former directors and officers of the Corporation or any of its Subsidiaries pursuant to the provisions of the articles, bylaws or similar governing documents of the Corporation and its Subsidiaries, applicable corporate legislation and the written indemnity agreements between the Corporation or its Subsidiaries and such directors and officers, copies of which have been disclosed to Acquiror in writing.

Section 5.3   Third Party Beneficiaries

The provisions of sections 5.1 and 5.2 are (i) intended for the benefit of directors, officers and employees of the Corporation and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and each such person’s heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Corporation shall hold the rights and benefits of section 5.1 and section 5.2 in trust for and on behalf of the

Third Party Beneficiaries and the Corporation hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

Section 5.4   Availability of Funds

At all times from the date of this Agreement to the Effective Time, Acquiror will not take any action which would or could result in the representation and warranty in section 8.1(d) being untrue or inaccurate in any material respect.

Section 5.5   Availability of Personnel

Acquiror agrees to make appropriate personnel available to the Corporation on a timely basis for consultation, meetings or discussions with the Corporation as contemplated by the provisions of this Agreement including, without limitation, section 3.1(e)(iii). Acquiror agrees to designate in writing to the Corporation those persons upon whom the Corporation may rely in respect of any consent, approval or authorization required of Acquiror pursuant to this Agreement.

ARTICLE 6
MUTUAL COVENANTS

Section 6.1   Public Disclosure

The parties each agree to issue a press release in a form acceptable to the other party prior to the opening of securities markets on October 8, 2007 and the Corporation and Acquiror agree to file or furnish a copy of this Agreement as required with the Securities Authorities having jurisdiction over the Corporation.

Subject to the foregoing paragraph and except as required by law or the Exchange, Acquiror and the Corporation agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Offer and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Each party shall use its reasonable efforts to enable the other party to review and comment on all such press releases prior to release thereof.

Section 6.2   Additional Agreements

Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(i)                          obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any Persons as may be required pursuant to any agreement, arrangement or understanding relating to the Corporation’s or any of its Subsidiaries’ operations);

(ii)                      apply for and obtain all Regulatory Approvals relating to it or its Subsidiaries and to keep the other party reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals including providing Acquiror the opportunity to be present for or participate in all communications with any Governmental Entity and providing Acquiror with copies of all related correspondence in order for Acquiror to provide its reasonable comments;

(iii)                  defend all lawsuits or other legal proceedings challenging this Agreement or the Offer or the consummation of the transactions contemplated hereby or thereby;

(iv)                    cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer;

(v)                        effect all necessary registrations and other filings and submissions of information required by Governmental Authorities from it or its Subsidiaries; and

(vi)                    satisfy or cause to be satisfied all conditions precedent of this Agreement and the Offer.

For purposes of the foregoing, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to material agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

Section 6.3   Other Filings

Without limiting the generality of section 6.2(ii):

(a)                        Acquiror and the Corporation shall, as promptly as practicable hereafter, prepare and file or furnish any filings required under the Competition Act (Canada), the Investment Canada Act (Canada), any Securities Laws, or any other applicable law relating to the transactions contemplated herein;

(b)                       without limiting the generality of section 6.3(a), Acquiror and the Corporation shall (i) take promptly all actions necessary to make the filings required of Acquiror, the Corporation or any of their affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Acquiror, the Corporation or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; provided, however, that notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Corporation or Acquiror to agree to or to effect any divestiture, hold separate or similar agreement with respect to any business or asset of either the Corporation or Acquiror, as applicable; and

(c)                        each of the parties hereto shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Acquiror shall advise the Corporation promptly of any understandings, undertakings or agreements which Acquiror proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority in connection with the transactions contemplated hereby.

Section 6.4   Privacy Issues

(a)                        For the purposes of this section 6.4, the following definitions shall apply:

(i)                          “applicable law” means, in relation to any person, transaction or event, all applicable provisions of laws by which such person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)                      “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)                  “authorized authority” means, in relation to any person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event; and

(iv)                    “Personal Information” means information about an individual transferred to Acquiror by the Corporation in accordance with this Agreement and/or as a condition of the Offer.

(b)                       Each of Acquiror and the Corporation acknowledges that it is responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either of them pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)                        Neither Acquiror nor the Corporation shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Offer.

(d)                       Each of Acquiror and the Corporation acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Acquiror shall proceed with the Offer, and that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business and the completion of the Offer.

(e)                        Each of Acquiror and the Corporation acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)                          Each of Acquiror and the Corporation shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the obligations of Acquiror and the Corporation hereunder. Each of Acquiror and the Corporation shall ensure that access to the Disclosed Personal Information shall be restricted to those of its advisors who have a bona fide need to access to such information in order to complete the Offer.

(g)                        Each of Acquiror and the Corporation shall promptly notify the other of all inquiries, complaints, requests for access, and claims of which it is made aware in connection with the Disclosed Personal Information. Each of Acquiror and the Corporation shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)                       Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either of Acquiror or the Corporation, the other shall forthwith cease all use of the Personal Information acquired by the other in connection with this Agreement and will return to the requesting Person or, at the requesting Person’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Section 6.5   Reorganization

(a)                        Acquiror (and its advisors) and the Corporation (and its advisors) shall co-operate to identify opportunities to maximize tax efficiencies which may be available in connection with the transactions contemplated hereby. If Acquiror and the Corporation identify such opportunities by not later than ten Business Days before the Initial Expiry Date and Acquiror determines to pursue any one or more of such opportunities, they shall determine the manner in which they would most effectively be undertaken, including by way of reorganizations of the Corporation’s business, operations and assets (each a “Pre-Acquisition Reorganization”) and the Corporation shall use all commercially reasonable efforts to implement, with effect prior to take-up of Shares by Acquiror under the Offer, such Pre-Acquisition Reorganizations. Notwithstanding the foregoing, it is agreed and understood that the Corporation shall have no obligation to plan for or implement a Pre-Acquisition Reorganization unless the following conditions have been met:

(i)                          any Pre-Acquisition Reorganization shall not delay, impair or impede the completion of the Offer, any Second Stage Transaction or the ability of Acquiror to obtain any financing required by it in connection with the transactions contemplated hereby;

(ii)                      any Pre-Acquisition Reorganization shall not unreasonably interfere in the ongoing operations of the Corporation or any of its Subsidiaries;

(iii)                  any Pre-Acquisition Reorganization shall not require any filings with, notifications to or approvals of any Governmental Entity or third party (other than obtaining such Tax rulings, and filing such Tax elections or notifications, as the Corporation shall agree are feasibly done and necessary in the circumstances);

(iv)                    any Pre-Acquisition Reorganization shall not require the Corporation or any of its Subsidiaries to contravene any Laws, their respective organizational documents or any material agreement to which the Corporation or any of its Subsidiaries is a party or to which it is subject;

(v)                        any Pre-Acquisition Reorganization shall not become effective unless Acquiror shall have waived or confirmed in writing the satisfaction of all conditions in Schedule A and shall have confirmed in writing that it is prepared to immediately thereafter and without condition proceed to take-up of Shares under the Offer;

(vi)                    the Corporation and its Subsidiaries shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Corporation incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Offer, and any Second Stage Transaction in the absence of any Pre-Acquisition Reorganization; and

(vii)                the Corporation, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity, in form and substance satisfactory to the Corporation, acting reasonably, from Acquiror from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization.

(b)                       The determination as to whether the conditions set out in section (a) have or will be satisfied shall be that of the Corporation, in its sole discretion. Acquiror acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Corporation hereunder has been breached. Where the Corporation agrees to proceed with a Pre-Acquisition Reorganization, Acquiror and the Corporation shall, at the expense of Acquiror, work cooperatively and use commercially reasonable efforts to prepare prior to take-up of Shares under the Offer, all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations. For greater certainty, the Corporation shall not be liable for any failure to properly implement any Pre-Reorganization Transaction or for the failure of Acquiror to benefit from any anticipated tax efficiency.

(c)                        The Corporation shall not knowingly and shall ensure that none of the Corporation’s Subsidiaries shall knowingly take any action or enter into any transaction, other than a transaction contemplated by this Agreement or a transaction undertaken in the ordinary course of business consistent with past practice, that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Acquiror and its successors and assigns in respect of the non-depreciable capital properties owned by the Corporation and the Corporation’s Subsidiaries as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with Acquiror on same. The Corporation will use it reasonable efforts to address the reasonable concerns of Acquiror in regards to such provisions prior to taking or allowing any of its Subsidiaries to take such action or transaction.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Section 7.1   Representations

The Corporation hereby represents and warrants to Acquiror (and acknowledges that Acquiror is relying upon such representations warranties in connection with entering into this Agreement):

(a)        Organization

Each of the Corporation and its Subsidiaries:

(i)                          has been duly incorporated or formed under applicable law, is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties as presently owned, operated and leased and conduct its business as presently conducted; and

(ii)                      is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect.

All of the outstanding shares of capital stock and other ownership interests of the Corporation’s Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by the Corporation are owned free and clear of any Encumbrances, and except as disclosed in the Disclosure Letter, there are no outstanding options, warrants, preemptive rights, subscription rights, calls or other rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of the Corporation’s Subsidiaries. Except as set forth in the Disclosure Letter, the Corporation beneficially owns all of the outstanding shares of the capital stock and other ownership interests of each of the Corporation’s Subsidiaries and does not have any Subsidiaries other than NovAtel Europe Limited, NovAtel Australia Pty Ltd., NovAtel America, Inc., Antcom Corporation, NovAtel USA, Inc. (Delaware), NovAtel Carcom, Inc. (Delaware), Cellular Processing Centre Inc. (Delaware), GOPS Servicios de Consultoria S.A. (Costa Rica) and Mezure Inc.

(b)        Capitalization

The authorized capital of the Corporation is comprised of an unlimited number of Shares and an unlimited number of first preference shares and, as of the date hereof, there are 8,632,711 Shares and no first preference shares issued and outstanding, up to a maximum of 639,061 Shares may be issued pursuant to outstanding Options (all of which are in-the-money) and up to a maximum of 1,325 Shares may be issued pursuant to outstanding RSUs. Except as contemplated hereby, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Corporation may vote are issued or outstanding. All outstanding Shares and other ownership interests of the Corporation are; all Shares that may be issued or granted pursuant to the exercise of Options will be; and the Placement Shares and the Shares issuable upon the exercise of conversion rights attached to the Convertible Debenture will be, when issued or granted in accordance with the respective terms thereof, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as described above or as contemplated in Article 4, there are: (i) no other issued or outstanding securities of the Corporation or (other than those owned by the Corporation) its Subsidiaries; (ii) no options, warrants, conversion privileges, preemptive rights, subscription rights, calls or other rights, agreements, arrangements, plans or commitments (including without limitation shareholder rights plans) obligating the Corporation or any of its Subsidiaries to issue, transfer or sell any shares of any capital stock of the Corporation or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporation or its Subsidiaries; (iii) except as disclosed in the Disclosure Letter, any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation or any of its Subsidiaries; (iv) contractual obligations of the Corporation or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the

Corporation or any of its Subsidiaries or any such securities or agreements; or (v) voting trusts or similar agreements to which the Corporation or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Corporation or any of its Subsidiaries.

(c)        Authority

The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval by the Board of Directors of the Directors’ Circular and, if applicable, the Information Circular). This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, and upon the Placement Closing the Convertible Debenture will be duly executed and delivered by the Corporation and constitute a valid and binding obligation of the Corporation, in each case enforceable against the Corporation in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity. Except as disclosed in the Disclosure Letter, the execution and delivery by the Corporation of this Agreement and performance by it of its obligations hereunder (and including without limitation the issuance of the Placement Shares and the execution and delivery by the Corporation of the Convertible Debenture and performance of its obligations thereunder and the issuance of Shares upon the exercise of conversion rights attached to the Convertible Debenture) and the completion of the transactions contemplated hereby, will not:

(i)                          result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)                    its or any Subsidiary’s certificate of incorporation, articles, by-laws or other governing documents, including any agreement or understanding with any person holding an ownership interest in any Subsidiary;

(B)                     except as required in Section 7.1(d) any law, regulation, order, judgment or decree; or

(C)                     any Material Contract, agreement, license, franchise or permit to which the Corporation or any Subsidiary is bound or is subject or is the beneficiary;

other than in respect of (B) and (C) above such as would not individually or in aggregate have a Material Adverse Effect (excluding from such definitions clause (A) from the definition thereof),

(ii)                      violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Corporation or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which the Corporation or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound;

(iii)                  result in the imposition of any Encumbrance upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Corporation or any of its Subsidiaries to carry on the business of the Corporation or any of its Subsidiaries as and where it is now being carried on or as and where it may be carried on in the future other than such as would not individually or in aggregate have a Material Adverse Effect (excluding from such definitions clause (A) from the definition thereof); or

(iv)                    result in a Material Adverse Change.

(d)        Impediments

Other than in connection with or in compliance with the provisions of Securities Laws and the rules of the Exchange and the receipt of the applicable approvals under the Competition Act, if any, the Investment Canada Act, if any, and the HSR Act, (i) there is no legal restriction to the consummation by the Corporation or, to the best of the knowledge of the Corporation, by Acquiror of the transactions contemplated by this Agreement or the performance by the Corporation of its obligations hereunder and (ii) no filing or registration by the Corporation with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the consummation of the transactions contemplated hereby, except for such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect.

(e)        Financial Statements; Absence of Undisclosed Liabilities

(i)                          The Financial Statements have been prepared in accordance with GAAP, and fairly present the consolidated financial condition of the Corporation at the respective dates indicated and the results of operations of the Corporation (on a consolidated basis) for the periods covered.

(ii)                      Except as reflected or reserved against in the Financial Statements, as of the date hereof, neither the Corporation nor any of the Subsidiaries has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Corporation and its consolidated Subsidiaries (including the notes thereto), other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006.

(iii)                  Except as set forth in the Disclosure Letter or the Financial Statements, as of the date hereof, there are no related party transactions or off-balance sheet structures or transactions with respect to the Corporation or any of its Subsidiaries.

(iv)                    as of the date hereof, based on information provided to the Corporation, the Corporation has determined that Deloitte & Touche LLP is an independent public accounting firm with respect to the Corporation and has not resigned or been dismissed as independent public accountants of the Corporation.

(f)         Financial Fees

The Corporation has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Savvian Advisors, LLC has been retained as the Corporation’s financial advisor in connection with certain matters including the transactions contemplated hereby. There are no fees payable to such financial advisor other than those disclosed in the agreement with the financial advisor and provided to Acquiror pursuant to section 10.5.

(g)        SEC Reports; Disclosure Controls and Procedures; Compliance

(i)                          Since December 31, 2004, the Corporation and its Subsidiaries have timely filed all forms, reports, statements and other documents required to be filed or furnished with the SEC and each other securities commission or similar regulatory authority where a filing is required under Securities Laws, including (A) all Annual Reports on Form 20-F; (B) all proxy statements relating to meetings of stockholders (whether annual or special), if applicable; (C) all Current Reports on Form 6-K; and (D) all other reports, schedules, registration statements or other documents (with respect to materials available through the EDGAR website and SEDAR website as of the date of this Agreement, collectively referred to as the “Public Record”). As of their respective dates, and giving effect to any amendments or supplements thereto filed or furnished prior to the date of this Agreement, the Public Record (including any financial statements or schedules included or incorporated by reference therein) (A) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Exchange rules and the Sarbanes-Oxley Act, as the case may be; and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for filings with provincial securities commissions in Canada in connection with the Offer, to the Corporation’s knowledge, the Corporation is not required to file or furnish any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service other than the Exchange. No Subsidiary of the Corporation is subject to periodic reporting requirements of Section 13 or 15 of the Exchange Act or is otherwise required to file or furnish documents with the SEC or any securities exchange or quotation service or, to the Corporation’s Knowledge, any foreign Governmental Entity that performs a similar function to that of the SEC.

(ii)                      With respect to each annual report on Form 20-F and each amendment of any such report included in the Corporation SEC Reports, the chief executive officer and chief financial officer of the Corporation have made all certifications pursuant to the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Exchange, and the statements contained in any such certifications are complete and correct. Neither the Corporation nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(iii)                  The Corporation has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Corporation’s independent public accounting firm and the audit committee of the

Board of Directors of the Corporation (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

(iv)                    The Corporation has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Corporation, including its consolidated Subsidiaries, is made known to the Corporation’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Corporation, such disclosure controls and procedures are effective in timely fashion alerting the Corporation’s principal executive officer and its principal financial officer to material information required to be included in the Corporation’s periodic reports required under the Exchange Act.

(v)                        Since January 1, 2006, the Corporation has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2006, the Corporation’s independent public accounting firm has not informed Corporation that it has any material questions, challenges or disagreements that were required to be disclosed in the SEC Reports regarding or pertaining to Corporation’s accounting policies or practices. Since the effectiveness of the Sarbanes-Oxley Act, neither the Corporation nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(vi)                    The Corporation is in compliance in all material respects with all current listing and corporate governance requirements of the Exchange, and is in compliance in all material respects and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes Oxley Act.

(vii)                The Corporation is not a reporting issuer or the equivalent in any of the Provinces of Canada and is in material compliance with all applicable Securities Laws.

(h)        Books and Records

All financial transactions of the Corporation and its Subsidiaries have been recorded in the financial books and records of the Corporation and each Subsidiary, as applicable, in accordance with good business practice, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation and its Subsidiaries shown in the Financial Statements.

(i)         Absence of Changes

Since December 31, 2006, and except as has been publicly disclosed in the Public Record (i) the Corporation and its Subsidiaries have conducted their respective businesses only in the ordinary and regular course; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Corporation or any Subsidiary has been suffered or incurred; and (iii) there has not been any Material Adverse Change. There is no information to the knowledge of the Corporation regarding any event, circumstance or action taken or failed to be taken which may reasonably be expected to result in (alone or together with other adverse changes) a Material Adverse Change.

(j)         Material Contracts

To the knowledge of the Corporation, other than relating to environmental matters, all agreements, permits, licenses, regulatory approvals, plans, certificates and other rights and authorizations material to the conduct of the business of the Corporation and the Corporation’s material Subsidiaries (collectively, the “Material Contracts”) are valid and subsisting. None of the Corporation or its Subsidiaries has violated or breached, in any material respect, any of the terms or conditions of the Material Contracts and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Corporation or any of its Subsidiaries under any of the Material Contracts.

(k)        Employment and Benefit Plan Matters

Except as set forth in the Disclosure Letter or the Public Record: (i) none of the Corporation and its Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement or, without limitation, any Employee Obligation or Benefit Plan, with, any Person; (ii) the Corporation has provided adequate accruals in its financial statements for the year ended December 31, 2006 (or such amounts are fully funded) for any payment required to be made by the Corporation or any of its Subsidiaries in connection with the termination of employment or retirement of any employee of the Corporation or any of its Subsidiaries as required by GAAP but apart from anything resulting from the consummation of the transactions contemplated hereby; (iii) the Corporation has made available to Acquiror true and complete copies of all of the respective terms thereof; (iv) each such plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without any deficit or unfunded actuarial liability or adequate provision therefor having been made; (v) all required employer contributions in respect of such plans have been made; (vi) all such plans are in material compliance with applicable laws, rules, regulations and policies (including those as to registration or other qualification); to the knowledge of the Corporation there are no pending, anticipated or threatened claims against or involving any of the plans; and (vii) all contributions, reserves or premium payments required or provided for have been made.

(l)         Compliance with Law

Each of the Corporation and its Subsidiaries has complied with and is in compliance with all laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not have a Material Adverse Effect.

(m)      Litigation, etc.

Except as disclosed in the Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or relating to the Corporation or any of its Subsidiaries or affecting any of their properties or assets before any court or Governmental Entity that, if adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect, nor is the Corporation aware of any basis for any such claim, action, proceeding or investigation. Neither the Corporation nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that would have a Material Adverse Effect.

(n)        Real Property; Ownership of Premises;

(i)                          Except as set out in the Disclosure Letter, (A) the Corporation and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Material Adverse Effect; (B) neither the Corporation’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any lien, except for Permitted Encumbrances or those liens that would not have a Material Adverse Effect; and (C) all buildings, fixtures and improvements included in such property are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Corporation and its Subsidiaries in the manner in which it is currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)                      Except as set out in the Disclosure Letter, (A) the Corporation and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their business, and such properties and assets, are free and clear of any liens, except for Permitted Encumbrances or those liens that would not, individually or in the aggregate, have a Material Adverse Effect; and (B) all tangible personal property, fixtures, facilities, machinery and equipment of the Corporation and its Subsidiaries are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Corporation and its Subsidiaries in the manner in which it is currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(o)        Environmental Matters

Except as set forth in the Disclosure Letter:

(i)                          Each of the Corporation and its Subsidiaries, the properties and assets owned or used by the Corporation and its Subsidiaries and their operations are and to the knowledge of the Corporation, during the last seven years, have been in compliance with Environmental Laws in all material respects. Each of the Corporation and its Subsidiaries have complied with all reporting and monitoring requirements under all Environmental Laws in all material respects.

(ii)                      Each of the Corporation and its Subsidiaries possess, and are in compliance in all material respects with, all Environmental Permits required for their operations as presently conducted and, to the knowledge of the Corporation, such Environmental Permits are in the name of the proper entity and will remain in full force and effect following the completion of the transactions contemplated hereby. None of the Corporation and its Subsidiaries has received any notice of any non-compliance with any Environmental Permits and none of the Corporation and its Subsidiaries has ever been convicted of an offence for non-compliance with any Environmental Permits or been fined or otherwise sentenced or settled such prosecution short of conviction.

(iii)                  Each of the Corporation and its Subsidiaries and their properties and operations are not subject to any pending or, to the knowledge of the Corporation, threatened Environmental Claims, nor have the Corporation and its Subsidiaries received any notice of violation, non-compliance, or enforcement or any notice of investigation or remediation from any Governmental Entity pursuant to Environmental Laws.

(iv)                    There has been no Release of Hazardous Materials on or from the properties or from or in connection with the operations of the Corporation or its Subsidiaries in violation of any Environmental Laws or in a manner that could give rise to any remedial or corrective action obligations pursuant to Environmental Laws.

(v)                        To the knowledge of the Corporation, there has been no exposure of any Person or property to any Hazardous Materials in connection with the properties or operations of the Corporation or its Subsidiaries that could reasonably be expected to form the basis for an Environmental Claim or any other claim for damages or compensation.

(vi)                    Neither the Corporation nor any of its Subsidiaries has agreed to assume, retain, perform or discharge, by contract or otherwise, any potentially material obligations or liabilities of any third party or Person relating to Environmental Laws, Environmental Permits, Environmental Claims, or Hazardous Materials.

(vii)                The Corporation has made available for inspection by Acquiror complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing potentially material environmental obligations relating to the Corporation and its Subsidiaries that are in the possession of any of the Corporation or its Subsidiaries.

(p)        Patent, Trademark and Related Matters

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as disclosed in the Disclosure Letter: (i) the Corporation and/or its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in breach of such licenses), all patents, trade-marks, trade names, domain names and copyrights that are used in the conduct of the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Corporation and/or its Subsidiaries are sufficient for conducting the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole; (iii) to the knowledge of the Corporation, all Intellectual Property Rights owned by the Corporation and/or its Subsidiaries are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally), and to the knowledge of the Corporation the Technology (as hereinafter defined) owned by the Corporation and/or its Subsidiaries does not infringe in any way upon any third parties’ intellectual property rights in Canada; (iv) to the knowledge of the Corporation, no third party is infringing upon the Intellectual Property Rights owned by the Corporation and/or its Subsidiaries; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole (collectively, the “Technology”) are sufficient for conducting the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole; and (vi) the Corporation and its Subsidiaries own or have validly licensed or leased (and are not in breach of such licenses) such Technology.

(q)        Insurance

The business and assets of the Corporation and its Subsidiaries are adequately and prudently insured in the manner customary in respect of the businesses carried on by the Corporation and its Subsidiaries. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby.

(r)        Tax Matters

(i)                          All Returns required to be filed by or on behalf of the Corporation or any of its Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. All taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Corporation or any of its Subsidiaries with respect to items or periods covered by such Returns.

(ii)                      Each of the Corporation and its Subsidiaries has paid or provided adequate accruals in the Financial Statements of the year ended December 31, 2006 for Taxes, including income taxes and related deferred taxes, in conformity with GAAP.

(iii)                  Except as disclosed in the Disclosure Letter, no deficiencies exist or have been asserted with respect to Taxes of the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Corporation or any of its Subsidiaries or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns, or any election, designation or similar filing in connection therewith, of the Corporation or any material Subsidiary. Except as has been disclosed in the Disclosure Letter, the Returns of the Corporation and any material Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

(s)        Registrant and Listing

The Corporation is a registrant in the United States and the Shares are listed only on the Exchange. The Shares are, and the Placement Shares will on the Placement Closing Date and the Shares issuable upon the conversion of the Convertible Debenture, as long as the Shares are listed on the Exchange, will on such conversion date be, duly listed for trading on the Exchange. The Corporation is a foreign private issuer (within the meaning of Rule 3b-4 under the Exchange Act).

(t)         Corrupt Practices

There have been no actions taken or omissions made by the Corporation, any of its Subsidiaries or any of their affiliates which are in violation of the Foreign Corrupt Practices Act (United States) or the Corruption of Foreign Public Officials Act (Canada).

(u)        Confidentiality Agreements

All agreements entered into by the Corporation with Persons other than Acquiror regarding the confidentiality of information provided to such Persons or reviewed by such Persons with respect to any Acquisition Proposal are substantially in the form disclosed to Acquiror. The Corporation has not negotiated any Acquisition Proposal with any Person who has not entered into such a confidentiality agreement and has not waived any “standstill” provisions in any such agreement.

Section 7.2   Investigation

Any investigation by Acquiror and its advisors shall not mitigate, diminish or affect the representations and warranties of the Corporation provided pursuant to this Agreement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Section 8.1   Representations

Acquiror hereby represents and warrants to the Corporation (and acknowledges that the Corporation is relying upon such representations and warranties in connection with entering into this Agreement):

(a)        Organization

Acquiror has been duly incorporated and organized, and is validly existing, as a corporation under the laws of Sweden and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b)        Authority

Acquiror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, enforceable by the Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity. The execution and delivery by the Acquiror of this Agreement and performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)                          its certificate of incorporation, articles, by-laws or other governing documents;

(ii)                      any law, regulation, order, judgment or decree (subject to compliance with the laws referred to in section 8.1(c)), other than such as will not adversely affect Aquiror’s ability to perform its obligations hereunder; or

(iii)                  any material contract, agreement, license, franchise or permit to which the Acquiror is bound or is subject or is the beneficiary, other than such as will not adversely affect Aquiror’s ability to perform its obligations hereunder.

(c)        Impediments

Other than in connection with or in compliance with the provisions of Securities Laws and the Exon-Florio Act and the rules of the Exchange and the receipt of the applicable approvals under the Competition Act, if any, the Investment Canada Act, if any, and the HSR Act, (i) there is no legal restriction to the consummation by Acquiror of the transactions contemplated hereby or the performance by Acquiror of its obligations hereunder and (ii) no filing or registration by Acquiror with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the consummation of the transactions contemplated hereby, except for such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Acquiror to perform its obligations hereunder.

(d)        Financing

Acquiror has made adequate financial arrangements to ensure that required funds are available to effect payment in full for all Shares offered to be acquired pursuant to the Offer and for the Placement Shares and the Convertible Debenture.

Section 8.2   Additional Representations

In the event that one or more direct or indirect Subsidiaries of the Acquiror makes or participates in the making of the Offer, the Acquiror hereby represents and warrants to the Corporation as of the relevant time of such participation (and acknowledges that the Corporation is relying upon such representations and warranties in connection with entering into this Agreement):

(a)        Organization

Each such entity shall have been duly incorporated or formed under applicable law, and will be validly existing under the laws of the jurisdiction of its organization and will has the requisite corporate power and authority to carry on its business as it is then being conducted.

(b)        Authority

Each such entity will have the requisite corporate or other power and authority to perform its obligations hereunder. The consummation of the transactions contemplated hereby will have been duly authorized and no other corporate or other proceedings on the part of such entity will be necessary to authorize the transactions contemplated hereby. The performance by such entity of its obligations hereunder and the completion of the transactions contemplated hereby, will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)                          its certificate of incorporation, articles, by-laws or other governing documents;

(ii)                      any law, regulation, order, judgment or decree (subject to compliance with the laws referred to in section 8.2(c)) , other than such as will not adversely affect its ability to perform its obligations hereunder; or

(iii)                  any material contract, agreement, license, franchise or permit to which such entity is bound or is subject or is the beneficiary.

(c)                        Impediments

Other than in connection with or in compliance with the provisions of Securities Laws and the Exon-Florio Act and the rules of the Exchange and the receipt of the applicable approvals under the Competition Act, if any, the Investment Canada Act, if any, and the HSR Act, (i) there is no legal restriction to the consummation by such entity of the transactions contemplated hereby or the performance by such entity of its obligations hereunder and (ii) no filing or registration by such entity with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the consummation of the transactions contemplated hereby, except for such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of such entity to perform its obligations hereunder.

(d)        Financing

Such entity shall have access to the financial arrangements made by the Acquiror with respect to the required funds to effect payment in full for all Shares offered to be acquired pursuant to the Offer.

Section 8.3   Investigation

Any investigation by the Corporation and its advisors shall not mitigate, diminish or affect the representations and warranties of Acquiror provided pursuant to this Agreement. Where the provisions of section 8.1 or section 8.2 refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of Acquiror.

ARTICLE 9
TERMINATION

Section 9.1   Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)                        by mutual written consent of Acquiror and the Corporation;

(b)                       by either Acquiror or the Corporation after the Outside Date, if Acquiror has not purchased Shares pursuant to the Offer provided, however, that such right of termination shall not be available to Acquiror if any action of Acquiror or any breach of or failure to perform its obligations by Acquiror under this Agreement resulted in such condition not being satisfied;

(c)                        by Acquiror, if the conditions to the Offer have not been satisfied or waived by Acquiror on or before the Expiry Time provided, however, that such right of termination shall not be available if any action of Acquiror or any breach of or failure to perform its obligations by Acquiror under this Agreement resulted in such condition not being satisfied;

(d)                       by the Corporation, if the Board of Directors withdraws, modifies, qualifies or changes any recommendations or determinations referred to in sections 2.2 in a manner adverse to Acquiror or shall have resolved to do so before the Expiry Time and the Corporation has complied with section 3.2;

(e)                        by either Acquiror or the Corporation, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the making, or consummation, of the Offer or the consummation of the Private Placement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this section 9.1 shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction (and for greater certainty the non occurrence of the Condition Satisfaction Date shall not be considered an order, decree, ruling or other action within the meaning of this paragraph (e));

(f)                          by Acquiror if any Fee Event occurs;

(g)                        by either Acquiror or the Corporation if there has been a breach by the other party of any representation, warranty or covenant contained in this Agreement individually or in the aggregate (without giving effect to, applying or taking into consideration any materiality, Material Adverse Change or Material Adverse Effect qualification contained therein) which would have, or would reasonably be likely to have, a material adverse effect on the party seeking to terminate this Agreement or would materially impede completion of the Offer, provided that the breaching party has been given notice of and five Business Days to cure such misrepresentation, breach or non performance except that no cure period shall be provided for a breach which, by its nature, cannot be cured and in no event shall any cure period extend beyond the Outside Date;

(h)                       by Acquiror, if it has the right pursuant to section 2.1(f) to refuse to make the Offer due to the non-satisfaction of any of the conditions in section 2.1(f); and

(i)                          by the Corporation, if Acquiror has not mailed the Offer Documents by October 22, 2007 provided the failure to mail is not due to the non-satisfaction of any of the conditions in section 2.1(f) or otherwise due to any act or failure to act of the Corporation.

Section 9.2   Withdrawal of Offer

If this Agreement is terminated as provided in section 9.1, Acquiror may terminate or withdraw the Offer without any liability or further obligation under this Agreement.

Section 9.3   Effect of Termination

In the event of the termination of this Agreement as provided in section 9.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Acquiror or the Corporation hereunder except as set forth in sections 3.6, 6.4 and 10.5 and this section 9.3, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party hereto from liability for any breach of this Agreement pursuant to ARTICLE 4 or pursuant to section 3.6(h) or section 3.6(i) where due to a wilful breach or fraud or the Corporation from any obligation to make any payment that may be due pursuant to section 3.6.

ARTICLE 10
MISCELLANEOUS

Section 10.1   Amendment or Waiver

This Agreement, may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by Acquiror and the Corporation; provided, however, that either Acquiror or the Corporation may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

Section 10.2   Entire Agreement

This Agreement, the Confidentiality Agreement and the other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangement or understandings with respect thereto.

Section 10.3   Notices

All notices or other communication which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

To the Corporation:

1120 - 68th Avenue N.E.
Calgary, Alberta, Canada T2E 8S5
Fax: (403) 295-0230
Attn: Jonathan Ladd

With a copy to (which shall not constitute notice):

McCarthy Tetrault LLP
Suite 3300, 421 - 7th Avenue S.W.
Calgary, AB T2P 4K9
Canada
Fax: (403) 260-3501
Attn.: Richard Shaw/Andrew Grasby

With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA  94105
Fax: (415) 773-5759
Attn.: Alan Talkington/Brett Cooper

To Acquiror:

Hexagon AB
Cylindervagen 12
P. O. Box 112
SE-13126 Nacka Strand
Sweden
Fax: 46 8601 2621
Attn: Ola Rollén

With a copy to (which shall not constitute notice):

Hexagon AB
1 Riverside, Manbre Road
Hammersmith, London W6 9WA
Fax: 44 20 8600 7231
Attn: Frederick London

With a copy to (which shall not constitute notice):

Stikeman Elliott LLP
4300 Bankers Hall West
888 - 3rd Street SW
Calgary, Canada T2P 5C5
Fax (403) 266-9034
Attn:  Christopher W. Nixon/Craig Story

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax (212) 492-0546
Attention Edward Maynard/Ariel J. Deckelbaum

Section 10.4   Counterparts and Facsimiles

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto.

Section 10.5   Expenses

Except as set forth in section 3.6 and this section, each party will pay its own expenses. Each of the Corporation and Acquiror agree to pay half of all filing fees associated with HSR Approval, Competition Act Approval and analogous approvals required globally. The Corporation represents and warrants to Acquiror that, except for Savvian Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer. The  Corporation has provided to Acquiror an accurate estimate of the fees payable to such financial advisor as in existence at the date hereof. The Corporation covenants not to amend the terms of any such arrangement relating to the payment of fees and expenses without the prior written approval of Acquiror.

Section 10.6   Assignment

Acquiror may assign all or any part of its rights or obligations under this Agreement to one or more direct or indirect wholly-owned Subsidiaries of Acquiror, but, if such assignment takes place, the Subsidiary or Subsidiaries shall become party to this Agreement and Acquiror shall continue to be liable to the Corporation for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

Section 10.7   Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable,  the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

Section 10.8   Choice of Law

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, without reference to its conflicts of laws provisions.

Section 10.9   Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 10.10   Remedies

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent non-compliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

Section 10.11   Limitation of Liability

Notwithstanding any other term of this Agreement, neither party hereto shall be liable for punitive, exemplary, special, indirect or consequential damages, including without limitation loss of profit or business interruption, from or arising out of this Agreement.

Section 10.12   Survival of Representations and Warranties

The representations and warranties of the Corporation and Acquiror contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated at the earlier of the Effective Time and (except in respect of a termination pursuant to section 9.1(f) in reliance in whole or in part upon sections 3.6(h) or (i) in which respect the representations and warranties of the Corporation shall survive the termination of this Agreement) the date on which this Agreement is terminated in accordance with its terms.

Section 10.13   Time of Essence

Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

HEXAGON AB
by:	/s/ Ola Rollén
Ola Rollén
Chief Financial Officer and President
NOVATEL INC.
by:	/s/ Jonathan W. Ladd
Jonathan W. Ladd
President and Chief Financial Officer

SCHEDULE A

TERMS OF THE OFFER

The Offer shall not be subject to any conditions other than those substantially described as follows:

(a)                        there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the Shares outstanding on a fully-diluted basis, excluding Shares owned by Acquiror or affiliates of Acquiror, (the “Minimum Condition”);

(b)                       all requisite Regulatory Approvals, including those of any stock exchanges or other Securities Authorities, as well as approvals under the Competition Act (Canada), Investment Canada Act (Canada) and HSR Act, shall have been obtained on terms and conditions satisfactory to the Acquiror in its sole judgment, acting reasonable;

(c)                        no act, action, suit or proceeding shall have been taken before or by, and no injunction has been granted by any Governmental Entity and no laws shall have been proposed, enacted, promulgated or applied, in any case, whether or not having the force of law, which if effected or successful could reasonably be expected to have the effect of:

(i)                          making illegal, or otherwise directly or indirectly ceasing trade, enjoining, restraining, prohibiting or imposing limitations, additional costs, damages or conditions of a material nature on the Offer for, the purchase by or the sale to the Acquiror of the Shares or the right of the Acquiror to own or exercise full rights of ownership of the Shares (or any of them),

(ii)                      prohibiting or materially limiting the ownership or operation by the Corporation or any of its Subsidiaries, or by Acquiror directly or indirectly of all or any material portion of the business or assets of the Corporation, on a consolidated basis, or Acquiror, directly or indirectly, or compelling Acquiror, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation, on a consolidated basis, or Acquiror, directly or indirectly, as a result of the transactions contemplated by the Offer,

(iii)                  requiring divestiture by Acquiror, directly or indirectly, of any Shares,

(iv)                    if the Offer were consummated having a Material Adverse Effect with respect to the Corporation, or

(v)                        materially and adversely affecting the ability of the Acquiror to consummate the Offer (or any Second Stage Transaction) and/or take up and pay for any Shares deposited under the Offer;

(d)                       there shall not exist any prohibition under laws against the Acquiror making the Offer or taking up and paying for any Shares deposited under the Offer or completing any Second Stage Transaction;

(e)                        there shall not exist or have occurred and be continuing a Material Adverse Change;

(f)                          all Options and restricted stock units held by directors and officers of the Corporation shall have been exercised or terminated prior to the Expiry Time;

(g)                        at the Expiry Time:

(i)                          the representations and warranties of the Corporation in the Agreement shall be true and correct in all respects as if such representations and warranties were given again as of the Expiry Time (other than those expressed as of a specific date which shall be true and correct as of such specific date), unless the failure to be true or correct individually or in the aggregate (without giving effect to, applying or taking into consideration any materiality, Material Adverse Change or Material Adverse Effect qualification contained therein) has not had or would not reasonably be expected to have a Material Adverse Effect; and

(ii)                      the Corporation shall have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Corporation at or prior to the Expiry Time; and

(h)                       the Agreement shall not have been terminated.

2

SCHEDULE B

CONVERTIBLE DEBENTURE